As filed with the Securities and Exchange Commission on October 28, 2015

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NextEra Energy Partners, LP

(Exact name of registrant as specified in its charter)

Delaware	30-0818558
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

700 Universe Boulevard

Juno Beach, Florida 33408-0420

(561) 694-4000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive office)

Charles E. Sieving, Esq.

General Counsel

NextEra Energy Partners GP, Inc.

700 Universe Boulevard

Juno Beach, Florida 33408

(561) 694-4000

(Names and addresses, including zip codes, and telephone numbers, including area codes, of agent for service)

It is respectfully requested that the Commission also send copies of all notices, orders and communications to:

Thomas P. Giblin, Jr., Esq.	Dee Ann Dorsey, Esq.
Morgan, Lewis & Bockius LLP	Hunton & Williams LLP
101 Park Avenue	200 Park Avenue
New York, New York 10178	New York, New York 10166
(212) 309-6000	(212) 309-1000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement as determined by market conditions and other factors.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee (2)
Common units representing limited partner interests	$150,000,000	$15,105

(1)	This registration statement covers an indeterminate number of common units as may from time to time be offered at indeterminate prices. In no event will the aggregate initial offering price of the common units offered pursuant to the prospectus included as a part of this registration statement exceed $150,000,000.
(2)	Calculated in accordance with Rule 457(o) under the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting any offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated October 28, 2015

PROSPECTUS

Common Units

NextEra Energy Partners, LP may offer and sell, from time to time, up to $150,000,000 in aggregate offering price of common units representing limited partner interests.

This prospectus provides you with a general description of the securities we may offer. A prospectus supplement will contain specific information about the terms of a particular offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

Our common units are listed on the New York Stock Exchange (the “NYSE”) under the trading symbol “NEP.”

We may sell the securities through underwriters or dealers, directly to one or more purchasers, or through agents on a continuous or delayed basis, or through a combination of these methods. The prospectus supplement will include the names of underwriters, dealers or agents, if any, that we retain. We reserve the sole right to accept and, together with any underwriters, dealers and agents, reserve the right to reject, in whole or in part, any proposed purchase of securities.

Investing in the securities involves risks. Limited partnerships are inherently different than corporations. You should carefully consider the risk factors described under “Risk Factors” beginning on page 8 of this prospectus, contained in any applicable prospectus supplement and in the documents incorporated by reference herein and therein before you invest in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2015.

-i-

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, we may, from time to time, sell the securities described in this prospectus in one or more offerings.

Each time we sell securities under this prospectus, we will provide you with this prospectus and a prospectus supplement that will contain, among other things, specific information about the terms of that offering. The prospectus supplement may include additional risk factors or other special considerations applicable to those securities and may also add, update or change information in this prospectus. Additional information, including our financial statements and the notes thereto, is incorporated in this prospectus by reference to our reports filed with the SEC. To the extent information in this prospectus is inconsistent with information contained in a prospectus supplement, you should rely on the information in the prospectus supplement.

The information in this prospectus is accurate as of its date. Before you invest in our securities, you should carefully read this prospectus and any prospectus supplement and the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

In this prospectus, unless otherwise specified, “the Company,” “NEP,” “we,” “us,” and “our” refer to NextEra Energy Partners, LP and its subsidiaries, unless the context indicates otherwise, and “you” or “your” refer to prospective investors in the Company.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a “shelf” registration statement on Form S-3 of which this prospectus is a part, including exhibits, schedules and amendments filed with, or incorporated by reference in, the registration statement. This prospectus and any accompanying prospectus supplement do not contain all of the information found in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our Company and the securities offered by this prospectus, reference is made to the registration statement, including the exhibits to the registration statement. Statements contained in this prospectus and any accompanying prospectus supplement as to the contents of any contract or other document referred to in, or incorporated by reference in, this prospectus and any accompanying prospectus supplement are not necessarily complete and, where that contract is an exhibit to the registration statement of which this prospectus is a part or to the annual, quarterly or current reports under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which are incorporated by reference herein, each statement is qualified in all respects by the exhibit to which the reference relates.

We are subject to the informational requirements of the Exchange Act and, in accordance therewith, we file annual, quarterly and current reports and other information with the SEC. You may read and copy any document we file with the SEC at the public reference room of the SEC, 100 F Street, N.E., Washington, D.C. 20549. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0330. Copies of all or a portion of the registration statement can be obtained from the public reference room of the SEC upon payment of prescribed fees. Our SEC filings, including our registration statement, are also available to you on the SEC’s website, www.sec.gov.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus. The incorporated documents contain significant information about us, our business and our finances. Any information contained in this prospectus or in any document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to have been modified or superseded to the extent that a statement contained in this prospectus, in any other document we subsequently file with the SEC that is also incorporated or deemed to be incorporated by reference in this prospectus or in any applicable prospectus supplement, modifies or supersedes the original statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to be a part of this prospectus. We incorporate by reference the following documents we filed with the SEC:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (filed on February 20, 2015), as amended by our Form 10-K/A (filed on February 23, 2015) (Items 6, 7 and 8 have been updated by our Current Report on Form 8-K filed on September 21, 2015);

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015 (filed on May 1, 2015) and June 30, 2015 (filed on August 3, 2015);

•	our Current Reports on Form 8-K filed on January 12, 2015, February 17, 2015, March 3, 2015, May 12, 2015, June 16, 2015 (solely with respect to Item 2.03 thereof), July 2, 2015, August 3, 2015 (only our Current Report filed on such date with information reported under Item 1.01), September 10, 2015, September 16, 2015, September 21, 2015, October 5, 2015 and our Current Reports on Form 8-K/A filed on July 2, 2015 and July 31, 2015; and

•	the description of our common units contained in our Registration Statement on Form 8-A filed under the Exchange Act on June 23, 2014, including any amendment or report filed for the purpose of updating such description.

We also incorporate by reference into this prospectus additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement and prior to effectiveness of the registration statement and from the date of this prospectus until all of the securities to which this prospectus relates are sold or the offering is otherwise terminated; provided, however, that we are not incorporating any information furnished under either Item 2.02 or Item 7.01 of any current report on Form 8-K. These documents may include, among others, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

You may obtain copies of any of these filings without charge from our website www.nexteraenergypartners.com, or by contacting the SEC or accessing its website as described above. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this prospectus or any other report or document we file with or furnish to the SEC. You may request a copy of any of the documents we incorporate by reference into this prospectus or any prospectus supplement, at no cost, by writing or telephoning us at:

NextEra Energy Partners, LP

c/o NextEra Energy Partners GP, Inc.

700 Universe Boulevard

Juno Beach, Florida 33408

Attention: Corporate Secretary

Telephone: (561) 694-4000

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any applicable prospectus supplement and the documents incorporated by reference herein and therein may contain “forward-looking statements” within the meaning of the federal securities laws. Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions, strategies, future events or performance (often, but not always, through the use of words or phrases such as result, are expected to, will continue, is anticipated, aim, believe, will, could, should, would, estimated, may, plan, potential, future, projection, goals, target, outlook, predict and intend or words of similar meaning) are not statements of historical facts and may be forward looking. Forward-looking statements involve estimates, assumptions and uncertainties. Accordingly, any such statements are qualified in their entirety by reference to, and are accompanied by, the following important factors (in addition to any assumptions and other factors referred to specifically in connection with such forward-looking statements) that could have a significant impact on our operations and financial results, and could cause our actual results to differ materially from those contained or implied in forward-looking statements made by or on our behalf in this prospectus, any applicable prospectus supplement, in the documents incorporated by reference herein or therein, in presentations, on our website, in response to questions or otherwise.

Operational Risks

•	We have a limited operating history and our projects may not perform as expected.

•	Our ability to make cash distributions to our unitholders is affected by wind and solar conditions at our projects.

•	Operation and maintenance of energy projects involve significant risks that could result in unplanned power outages or reduced output.

•	The wind turbines at some of our projects and at some of NextEra Energy Resources, LLC’s (“NEER”) right of first offer projects (the “ROFO Projects”) are not generating the amount of energy estimated by their manufacturers’ original power curves, and the manufacturers may not be able to restore energy capacity at the affected turbines.

•	We depend on certain of the projects in our portfolio for a substantial portion of our anticipated cash flows.

•	Terrorist or similar attacks could impact our projects or surrounding areas and adversely affect our business.

•	Our energy production may be substantially below our expectations if a natural disaster or meteorological conditions damage our turbines, solar panels, other equipment or facilities.

•	We are not able to insure against all potential risks and we may become subject to higher insurance premiums.

•	Warranties provided by the suppliers of equipment for our projects may be limited by the ability of a supplier to satisfy its warranty obligations or if the term of the warranty has expired or liability limits, which could reduce or void the warranty protections, or the warranties may be insufficient to compensate our losses.

•	Supplier concentration at certain of our projects may expose us to significant credit or performance risks.

•	We rely on interconnection and transmission facilities of third parties to deliver energy from our projects, and if these facilities become unavailable, our projects may not be able to operate or deliver energy.

•	Our business is subject to liabilities and operating restrictions arising from environmental, health and safety laws and regulations.

•	Our projects may be adversely affected by legislative changes or a failure to comply with applicable energy regulations.

•	Our partnership agreement restricts the voting rights of unitholders owning 20% or more of our common units, and under certain circumstances this could be reduced to 10%.

•	We do not own all of the land on which the projects in our portfolio are located and our use and enjoyment of the property may be adversely affected to the extent that there are any lienholders or leaseholders that have rights that are superior to our rights or the U.S. Bureau of Land Management suspends our federal rights-of-way grants.

•	We are subject to risks associated with litigation or administrative proceedings that could materially impact our operations, including future proceedings related to projects we subsequently acquire.

•	Our wind projects located in Canada are subject to Canadian domestic content requirements under their Feed-in-Tariff contracts.

•	Our cross-border operations require us to comply with anti-corruption laws and regulations of the U.S. government and non-U.S. jurisdictions.

•	We are subject to risks associated with our ownership or acquisition of projects that remain under construction, which could result in our inability to complete construction projects on time or at all, and make projects too expensive to complete or cause the return on an investment to be less than expected.

Contract Risks

•	We rely on a limited number of energy sale counterparties and we are exposed to the risk that they are unwilling or unable to fulfill their contractual obligations to us or that they otherwise terminate their agreements with us.

•	We may not be able to extend, renew or replace expiring or terminated power purchase agreements at favorable rates or on a long-term basis.

•	If the energy production by or availability of our U.S. projects is less than expected, they may not be able to satisfy minimum production or availability obligations under our power purchase agreements.

Risks Related to Our Acquisition Strategy and Future Growth

•	Our growth strategy depends on locating and acquiring interests in additional projects consistent with our business strategy at favorable prices.

•	NextEra Energy Operating Partners, LP’s (“NEP OpCo”) partnership agreement requires that it distribute its available cash, which could limit its ability to grow and make acquisitions.

•	Lower prices for other fuel sources reduce the demand for wind and solar energy.

•	Government regulations providing incentives and subsidies for clean energy could change at any time and such changes may negatively impact our growth strategy.

•	Our growth strategy depends on the acquisition of projects developed by NEE and third parties, which face risks related to project siting, financing, construction, permitting, the environment, governmental approvals and the negotiation of project development agreements.

•	Our ability to consummate future acquisitions will depend on our ability to finance those acquisitions.

•	Acquisitions of existing clean energy projects involve numerous risks.

•	Renewable energy procurement is subject to U.S. state and Canadian provincial regulations, with relatively irregular, infrequent and often competitive procurement windows.

•	We may acquire other sources of clean energy, including natural gas and nuclear projects, and may expand to include other types of assets including transmission projects, and any future acquisition of non-renewable energy projects, including transmission projects, may present unforeseen challenges and result in a competitive disadvantage relative to our more-established competitors. A failure to successfully integrate such acquisitions with our then-existing projects as a result of unforeseen operational difficulties or otherwise, could have a material adverse effect on our business, financial condition, results of operations and ability to grow our business and make cash distributions to our unitholders.

•	We face substantial competition primarily from regulated utilities, developers, independent power producers, pension funds and private equity funds for opportunities in North America.

Risks Related to NEP’s Financial Activities

•	Restrictions in NEP OpCo’s subsidiaries’ revolving credit facility could adversely affect our business, financial condition, results of operations and ability to make cash distributions to our unitholders.

•	Our cash distributions to our unitholders may be reduced as a result of restrictions on our subsidiaries’ cash distributions to us under the terms of their indebtedness.

•	Our subsidiaries’ substantial amount of indebtedness may adversely affect our ability to operate our business and our failure to comply with the terms of our subsidiaries’ indebtedness could have a material adverse effect on our financial condition.

•	Currency exchange rate fluctuations may affect our operations.

•	We are exposed to risks inherent in our use of interest rate swaps.

•	Our failure to remediate a material weakness in internal controls, and to maintain effective internal controls in the future, could have a material adverse effect on our business.

Risks Related to Our Relationship with NEE

•	NEE exercises substantial influence over us and we are highly dependent on NEE and its affiliates.

•	We are highly dependent on credit support from NEE and its affiliates.

•	Our subsidiaries may default under contracts or become subject to cash sweeps if credit support is terminated, if NEE or its affiliates fail to honor their obligations under credit support arrangements, or if NEE or another credit support provider ceases to satisfy creditworthiness requirements, and we will be required in certain circumstances to reimburse NEE for draws that are made on credit support.

•	NEER or one of its affiliates is permitted to borrow funds received by our subsidiaries, including NEP OpCo, as partial consideration for its obligation to provide credit support to us, and NEER will use these funds for its own account without paying additional consideration to us and is obligated to return these funds only as needed to cover project costs and distributions or as demanded by NEP OpCo.

•	Our financial condition and ability to make distributions to our unitholders, as well as our ability to grow distributions in the future, is highly dependent on NEER’s performance of its obligations to return a portion of these funds.

•	We may not be able to consummate future acquisitions from NEER.

•	NextEra Energy Partners GP, Inc. (“NEP GP”), our general partner, and its affiliates, including NEE, have conflicts of interest with us and limited duties to us and our unitholders and they may favor their own interests to the detriment of us and holders of our common units.

•	NEE and other affiliates of NEP GP are not restricted in their ability to compete with us.

•	We may be unable to terminate the Management Services Agreement among NEP, NextEra Energy Management Partners, LP (“NEE Management”), NEP OpCo and NEP GP (the “Management Services Agreement”).

•	If NEE Management terminates the Management Services Agreement, NEER terminates the management services subcontract between NEE Management and NEER or either of them defaults in the performance of its obligations thereunder, NEP may be unable to contract with a substitute service provider on similar terms, or at all.

•	Our arrangements with NEE limit NEE’s liability, and we have agreed to indemnify NEE against claims that it may face in connection with such arrangements, which may lead NEE to assume greater risks when making decisions relating to NEP than it otherwise would if acting solely for its own account.

•	The credit and risk profile of NEP GP and its owner, NEE, could adversely affect any of our credit ratings and risk profile, which could increase our borrowing costs or hinder our ability to raise capital.

Risks Relating to the NET Midstream Acquisition

•	We may fail to realize the growth prospects anticipated as a result of the acquisition of NET Holdings Management, LLC (“NET Midstream”).

•	Uncertainties associated with the NET Midstream acquisition may cause a loss of management personnel and other key employees that could adversely affect our future business, operations and financial results following the NET Midstream acquisition.

•	As a result of the NET Midstream acquisition, the scope and size of our operations and business will substantially change. Our expansion into the midstream natural gas industry may not be successful.

Risks Relating to Ownership and Operation of Natural Gas Pipelines

•	NET Midstream depends on a key customer for a significant portion of its revenues. The loss of this customer could result in a decline in our revenues and cash available to make distributions to our unitholders.

•	We may be unable to secure renewals of long-term natural gas transportation agreements, which could expose our revenues to increased volatility.

•	We may not succeed in realizing the anticipated benefits of the NET Mexico pipeline joint venture with a subsidiary of Petróleos Mexicanos (“PEMEX”).

•	With the NET Midstream acquisition, we are for the first time pursuing the development of pipeline expansion projects that will require up-front capital expenditures and expose us to project development risks.

•	Our ability to maximize the productivity of the NET Midstream business and to complete potential pipeline expansion projects will be dependent on the continued availability of natural gas production in NET Midstream’s areas of operation.

•	NET Midstream does not own all of the land on which the NET Midstream pipelines are located, which could disrupt its operations.

•	The natural gas pipeline industry is highly competitive, and increased competitive pressure could adversely affect our business.

•	If third-party pipelines and other facilities interconnected to the NET Midstream pipelines become partially or fully unavailable to transport natural gas, our revenues and cash available for distribution to unitholders could be adversely affected.

•	A change in the jurisdictional characterization of some of the NET Midstream assets, or a change in law or regulatory policy, could result in increased regulation of these assets, which could have material adverse effect on our business, financial condition and results of operations, including our cash available for distribution to unitholders.

•	We may incur significant costs and liabilities as a result of pipeline integrity management program testing and any necessary pipeline repair or preventative or remedial measures.

•	NET Midstream’s pipeline operations could incur significant costs if the Pipeline and Hazardous Materials Safety Administration or the Railroad Commission of Texas adopts more stringent regulations governing our business.

•	We could be exposed to liabilities under the U.S. Foreign Corrupt Practices Act (“FCPA”) and other anti-corruption laws (including non-U.S. laws), any of which could have a material adverse effect on our financial condition and results of operations, including our cash available for distribution to unitholders.

•	PEMEX may claim certain immunities under the Foreign Sovereign Immunities Act and Mexican law, and NET Midstream’s ability to sue or recover from PEMEX for breach of contract may be limited.

•	The Federal Energy Regulatory Commission (“FERC”) is investigating certain commodities trading activities at a subsidiary of NET Midstream.

•	Natural gas operations are subject to numerous environmental laws and regulations, compliance with which may require significant capital expenditures, increase our cost of operations and affect or limit our business plans, or expose us to liabilities.

•	Reductions in demand for natural gas in the United States or Mexico and low market prices of commodities could adversely affect NET Midstream’s operations and cash flows.

•	Natural gas gathering and transmission activities involve numerous risks that may result in accidents or otherwise affect NET Midstream’s operations.

•	The assumptions underlying our projections of future revenues from the NET Midstream acquisition are inherently uncertain and are subject to significant business, economic, financial, regulatory and competitive risks and uncertainties that could cause actual results to differ materially from those forecasted.

Risks Related to Ownership of NEP’s Common Units

•	Our ability to make distributions to our unitholders depends on the ability of NEP OpCo to make cash distributions to its limited partners.

•	If we incur material tax liabilities, our distributions to our unitholders may be reduced, without any corresponding reduction in the amount of the incentive distribution right fee (“IDR Fee”) payable to NEE Management under the Management Services Agreement.

•	Holders of our common units have limited voting rights and are not entitled to elect our general partner or NEP GP’s directors.

•	Our partnership agreement restricts the remedies available to holders of our common units for actions taken by NEP GP that might otherwise constitute breaches of fiduciary duties.

•	Our partnership agreement replaces NEP GP’s fiduciary duties to holders of our common units with contractual standards governing its duties.

•	Even if holders of our common units are dissatisfied, they cannot initially remove NEP GP, as our general partner, without NEE’s consent.

•	NEP GP’s interest in us and the control of NEP GP may be transferred to a third party without unitholder consent.

•	The IDR Fee may be transferred to a third party without unitholder consent.

•	We may issue additional units without unitholder approval, which would dilute unitholder interests.

•	Reimbursements and fees owed to NEP GP and its affiliates for services provided to us or on our behalf will reduce cash distributions to or from NEP OpCo and from us to our unitholders, and the amount and timing of such reimbursements and fees will be determined by NEP GP and there are no limits on the amount that NEP OpCo may be required to pay.

•	Discretion in establishing cash reserves by NEE Operating GP, the general partner of NEP OpCo, may reduce the amount of cash distributions to our unitholders.

•	While our partnership agreement requires us to distribute our available cash, our partnership agreement, including provisions requiring us to make cash distributions, may be amended.

•	NEP OpCo can borrow money to pay distributions, which would reduce the amount of credit available to operate our business.

•	Increases in interest rates could adversely impact the price of our common units, our ability to issue equity or incur debt for acquisitions or other purposes and our ability to make cash distributions to our unitholders.

•	The price of our common units may fluctuate significantly and unitholders could lose all or part of their investment and a market that will provide unitholders with adequate liquidity may not develop.

•	The liability of holders of our common units, which represent limited partner interests in us, may not be limited if a court finds that unitholder action constitutes control of our business.

•	Unitholders may have liability to repay distributions that were wrongfully distributed to them.

•	Except in limited circumstances, NEP GP has the power and authority to conduct our business without unitholder approval.

•	Contracts between us, on the one hand, and NEP GP and its affiliates, on the other hand, will not be the result of arm’s-length negotiations.

•	Unitholders have no right to enforce the obligations of NEP GP and its affiliates under agreements with us.

•	NEP GP decides whether to retain separate counsel, accountants or others to perform services for us.

•	The New York Stock Exchange does not require a publicly traded limited partnership like us to comply with certain of its corporate governance requirements.

Taxation Risks

•	Our future tax liability may be greater than expected if we do not generate NOLs sufficient to offset taxable income or if tax authorities challenge certain of our tax positions.

•	Our ability to utilize NOLs to offset future income may be limited.

•	We will not have complete control over our tax decisions.

•	A valuation allowance may be required for our deferred tax assets.

•	Distributions to unitholders may be taxable as dividends.

These factors should be read together with the risk factors included in our annual, quarterly and current reports filed with the SEC under the Exchange Act which are incorporated by reference into this prospectus, together with the other information incorporated by reference or provided in this prospectus or in a related prospectus supplement in order to evaluate an investment in the securities. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances, including, but not limited to, unanticipated events, after the date on which such statement is made, unless otherwise required by law. New factors emerge from time to time and it is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained or implied in any forward-looking statement. See “Risk Factors.”

OUR COMPANY

We are a growth-oriented limited partnership formed by NextEra Energy, Inc., a Florida corporation (“NEE”), to acquire, manage and own contracted clean energy projects with stable long-term cash flows. As of October 28, 2015, we own a controlling, non-economic general partner interest and a 22.6% limited partner interest in NEP OpCo. Through NEP OpCo, we own a portfolio of contracted renewable generation assets consisting of wind and solar projects.

We expect to take advantage of trends in the North American energy industry, including the addition of clean energy projects as aging or uneconomic generation facilities are phased out, increased demand from utilities for renewable energy to meet state renewable portfolio standards requirements and improving competitiveness of energy generated from wind and solar projects relative to energy generated using other fuels. We plan to focus on high-quality, long-lived projects operating under long-term contracts with creditworthy counterparties that are expected to produce stable long-term cash flows. We believe our cash flow profile, geographic and technological diversity, cost-efficient business model and relationship with NEE provide us with a significant competitive advantage and enable us to execute our business strategy.

We were formed as a Delaware limited partnership in March 2014 as an indirect wholly-owned subsidiary of NEE. Even though we are organized as a limited partnership under state law, we are treated as a corporation for U.S. federal income tax purposes. On July 1, 2014, we completed our initial public offering by issuing 18,687,500 common units at a price to the public of $25 per unit. The proceeds from our initial public offering, net of underwriting discounts, commissions and structuring fees, were approximately $438 million, of which we used approximately $288 million to purchase 12,291,593 common units of NEP OpCo from NextEra Energy Equity Partners, LP and approximately $150 million to purchase 6,395,907 NEP OpCo common units from NEP OpCo.

Our principal executive offices are located at 700 Universe Boulevard, Juno Beach, Florida 33408, and our telephone number is (561) 694-4000. Our website is located at http://www.nexteraenergypartners.com. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this prospectus or any other report or document we file with or furnish to the SEC.

RISK FACTORS

The nature of our business activities subjects us to certain hazards and risks. Additionally, limited partner interests are inherently different from shares of capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in similar businesses and we will be treated as a corporation for U.S. federal income tax purposes. You should carefully consider the risk factors and all of the other information included in, or incorporated by reference into, this prospectus or any prospectus supplement, including those included in our most recent Annual Report on Form 10-K, including any amendments thereto and, if applicable, in our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, including any amendments thereto, in evaluating an investment in our securities. If any of these risks were to occur, our business, financial condition, results of operations and ability to make cash distributions to our unitholders could be materially and adversely affected. In that case, we might not be able to pay distributions to our unitholders, the trading price of our units could decline and you could lose all or part of your investment in us.

USE OF PROCEEDS

Unless otherwise indicated in an accompanying prospectus supplement, we intend to contribute the net proceeds from any sale of the securities pursuant to this prospectus to NEP OpCo in exchange for NEP OpCo common units. NEP OpCo will use such net proceeds for general partnership purposes, which may include debt repayment, future acquisitions, capital expenditures and additions to working capital.

Any specific allocation of the net proceeds of an offering of securities to a purpose will be described in a prospectus supplement.

DESCRIPTION OF COMMON UNITS

The Units

All holders of common units are entitled to participate in partnership distributions and exercise the rights or privileges available to limited partners under our partnership agreement. For a description of the rights and privileges of limited partners under our partnership agreement, including voting rights, see “Material Provisions of Our Partnership Agreement.”

Transfer Agent and Registrar

Duties

Computershare Trust Company, N.A. serves as registrar and transfer agent for the common units. We pay all fees charged by the transfer agent for transfers of common units, except the following that must be paid by unitholders:

•	surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;

•	special charges for services requested by a common unitholder; and

•	other similar fees or charges.

There is no charge to unitholders for disbursements of our cash distributions. We will indemnify the transfer agent, its agents and each of their stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

Resignation or Removal

The transfer agent may resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If no successor has been appointed and has accepted the appointment within 30 days after notice of the resignation or removal, our general partner may act as the transfer agent and registrar until a successor is appointed.

Transfer of Common Units

By transfer of common units in accordance with our partnership agreement, each transferee of common units will be admitted as a limited partner with respect to the common units transferred when such transfer or admission is reflected in our register and such limited partner becomes the record holder of the common units so transferred. Each transferee:

•	will become bound and will be deemed to have agreed to be bound by the terms and conditions of our partnership agreement;

•	represents that the transferee has the capacity, power and authority to enter into our partnership agreement; and

•	makes the consents, acknowledgements and waivers contained in our partnership agreement, such as the approval of all transactions and agreements we entered into in connection with our formation and its consent to various actions and potential conflicts of interest contemplated in the partnership agreement that might otherwise be considered a breach of fiduciary or other duties under applicable state law.

We are entitled to treat the nominee holder of a common unit as the absolute owner in the event such nominee is the record holder of such common unit. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Common units are securities and are transferable according to the laws governing transfer of securities. Until a common unit has been transferred on our register, we and the transfer agent may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

PROVISIONS OF THE PARTNERSHIP AGREEMENTS AND OTHER ARRANGEMENTS

RELATING TO CASH DISTRIBUTIONS

We will distribute our available cash, as defined below, with respect to each quarter to our unitholders. Our cash flow is generated from distributions we receive from NEP OpCo and, during the purchase price adjustment period, from payments we receive from NextEra Energy Equity Partners, LP (“NEE Equity”) under the Purchase Agreement by and between NEE Equity and NEP (the “Purchase Agreement”), if any, which will be funded solely by the distributions NEE Equity receives from NEP OpCo. As a result, our ability to make distributions to our unitholders depends on the ability of NEP OpCo to make cash distributions to its limited partners, including us. Set forth below is a summary of the significant provisions of our partnership agreement, the NEP OpCo partnership agreement and certain other agreements as they relate to cash distributions. The summary below is as of the date of this prospectus and is qualified in its entirety by reference to all of the provisions of the partnership agreements, each of which is filed as an exhibit to the registration statement of which this prospectus forms a part. The summary is also qualified in its entirety by reference to the other agreements referenced below, each of which is filed as an exhibit to the annual, quarterly or current reports under the Exchange Act incorporated herein by reference. Under Delaware law and the provisions of our partnership agreement, we may also issue additional series or classes of limited partnership interests that, as determined by our general partner, may have rights which differ from the rights applicable to the common units as described in this prospectus.

As described below under “—Provisions of the NEP OpCo Partnership Agreement Relating to Cash Distributions,” NEE Operating GP has broad discretion to make certain decisions under NEP OpCo’s partnership agreement, including with respect to the establishment of cash reserves. Since we own all of the equity interests of NEE Operating GP, decisions made by NEE Operating GP under NEP OpCo’s partnership agreement are ultimately made at the direction of our general partner.

Effective April 29, 2015, NEP OpCo issued 1,000,000 of its Class B, Series 1 limited partner interests and 1,000,000 of its Class B, Series 2 limited partner interests (together, the “Class B Units”) to NEE Equity. The terms of the Class B Units, including the distributions to the holders of the Class B Units, are intended to track the economic benefits and tax attributes from the McCoy and Adelanto projects, respectively. Distributions on the Class B Units are separate from distributions of available cash to the holders of NEP OpCo’s common units, and the available distribution amount for the Class B Units is calculated separately from available cash, operating surplus, capital surplus and minimum quarterly distribution pursuant to the NEP OpCo partnership agreement, and as a result such Class B Units are generally not included in the determinations discussed below.

Provisions of Our Partnership Agreement Relating to Cash Distributions

Distributions of Available Cash by NEP

Our partnership agreement requires that, within 45 days after the end of each quarter, we distribute all of our available cash to unitholders of record on the applicable record date.

Our partnership agreement requires us to distribute our available cash quarterly. Generally, our available cash is all cash on hand at the date of determination in respect of such quarter (including any expected distributions from NEP OpCo and, during the purchase price adjustment period, payments from NEE Equity under the Purchase Agreement in respect of such quarter), less the amount of cash reserves established by our general partner. We currently expect that cash reserves would be established solely to provide for the payment of income taxes payable by NEP, if any. Our cash flow is generated from distributions we receive from NEP OpCo and, during the purchase price adjustment period, from any payments we receive from NEE Equity under the Purchase Agreement, which payments will be funded solely by any distributions NEE Equity receives from NEP OpCo.

Units Eligible for Distribution

As of October 28, 2015, the only classes of our limited partnership interests outstanding were common units and Special Voting Units, and we have 29,668,745 common units outstanding and 101,439,900 Special Voting Units outstanding. Each common unit is entitled to receive distributions (including upon liquidation) on a pro rata basis. Special Voting Units are not entitled to receive any distributions. Following the purchase price adjustment period, we may issue additional units to fund the redemption of NEP OpCo common units tendered by NEE Equity under the Exchange Agreement between NEP, NEP OpCo and NEE Equity (the “Exchange Agreement”). Under Delaware law and the provisions of our partnership agreement, we may also issue additional series or classes of limited partnership interests that, as determined by our general partner, may have rights which differ from the rights applicable to the common units as described in this prospectus.

General Partner Interest

Our general partner owns a non-economic, general partner interest in us, which does not entitle it to receive cash distributions. However, our general partner may in the future own common units or other equity securities in us and would be entitled to receive cash distributions on any such interests.

Distributions of Cash Upon Liquidation

If we dissolve in accordance with our partnership agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will first apply the proceeds of liquidation to the payment of our creditors and distribute any remaining proceeds pro rata to holders of our outstanding limited partner interests in accordance with the preferences established for each series or class of limited partner interests. See also “Material Provisions of the NEP OpCo Partnership Agreement—Issuance of Additional Partnership Interests—Class B Units.”

Provisions of the NEP OpCo Partnership Agreement Relating to Cash Distributions

Distributions of Available Cash by NEP OpCo

General

NEP OpCo’s partnership agreement requires that, within 45 days after the end of each quarter, NEP OpCo distribute its available cash to its unitholders of record on the applicable record date.

Definition of Available Cash

Available cash generally means, for any quarter, the sum of all cash and cash equivalents on hand at the end of that quarter plus the amount of excess funds borrowed by NEER which remain unreturned:

•	less, the amount of cash reserves established by NEE Operating GP to:

•	provide for the proper conduct of NEP OpCo’s business, including reserves for expected debt service requirements and future capital expenditures;

•	comply with applicable law or NEP OpCo’s debt instruments or other agreements, including to pay any amount necessary to make IDR Fee payments to NEE Management with respect to that quarter based on NEE Operating GP’s determination of the amount of available cash that would otherwise be available for distribution in that quarter; and

•	provide funds for distributions to NEP OpCo’s unitholders for any one or more of the next four quarters, provided that NEE Operating GP may not establish cash reserves for future distributions if the effect of the establishment of such reserves will prevent NEP OpCo from distributing an amount equal to the minimum quarterly distribution with respect to all common units plus the amount of any accrued and unpaid purchase price adjustments;

•	less, the amount of cash contributed by an affiliate of NEE Operating GP (other than us or our subsidiaries) for the purpose of funding construction costs of our subsidiaries that would otherwise constitute available cash;

•	plus, if NEE Operating GP so determines, all or any portion of the cash and cash equivalents on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made subsequent to the end of such quarter.

Because the amount of available cash for any quarter includes the amount of excess funds borrowed by NEER which remain unreturned, NEP OpCo will be required to demand the return of all or a portion of such funds from NEER and distribute such funds to its unitholders to the extent that NEE Operating GP is not permitted to reserve the amount of such funds under its partnership agreement, including any reserves established to fund future distributions. In addition, the purpose and effect of the last bullet point above is to allow NEE Operating GP, if it so decides, to use cash from working capital borrowings made after the end of the quarter but on or before the date of determination of available cash for that quarter to pay distributions to unitholders. Under NEP OpCo’s partnership agreement, working capital borrowings are generally borrowings under a credit facility, commercial paper facility or similar financing arrangement that are used solely for working capital purposes or to pay distributions to partners, provided that NEP OpCo intends to repay the borrowings within 12 months with funds other than from additional working capital borrowings.

The definitions of “available cash,” “operating surplus” and “operating expenditures” exclude the impact of the repayment of $336.7 million of indebtedness of Genesis Solar with 1603 Cash Grant proceeds or equity contributions from NextEra Energy Capital Holdings, Inc. as well as the receipt by Genesis Solar of such 1603 Cash Grant proceeds or equity contributions.

Intent to Distribute the Minimum Quarterly Distribution

We intend to cause NEP OpCo to pay a minimum quarterly distribution to the holders of its common units, including us, of $0.1875 per unit, or $0.75 per unit on an annualized basis, to the extent NEP OpCo has sufficient cash from its operations after the establishment of cash reserves and the payment of expenses, including: (i) expenses of NEE Operating GP and its affiliates; (ii) our expenses; and (iii) payments to NEER and its affiliates under the Management Services Agreement and the Cash Sweep and Credit Support Agreement by and between NEP OpCo and NEER (the “CSCS Agreement”). However, NEP OpCo may not be able to pay the minimum quarterly distribution on its units in any quarter. Since we own all of the equity interests of NEE Operating GP, determinations made by NEE Operating GP are ultimately made at the direction of our general partner.

Incentive Distribution Right Fee

Under the Management Services Agreement, NEE Management is entitled to receive an IDR Fee that increases based on the hypothetical amount of available cash from operating surplus that NEP OpCo would be able to distribute to its unitholders. Since the IDR Fee is paid from NEP OpCo’s total cash on hand and increases depending on the hypothetical amount of distributions NEP OpCo would have made to its unitholders, the IDR Fee will effectively reduce the amount of cash NEP OpCo will have available for distribution to its unitholders. See “—Payments of the Incentive Distribution Right Fee” for additional information.

Operating Surplus and Capital Surplus

General

All cash distributed to NEP OpCo unitholders will be characterized as either being paid from “operating surplus” or “capital surplus.” NEP OpCo will treat distributions of available cash from operating surplus differently than distributions of available cash from capital surplus.

Operating Surplus

Operating surplus of NEP OpCo is defined as:

•	$35.0 million (as described below); plus

•	all of NEP OpCo’s cash receipts after the closing of the initial public offering, excluding cash from interim capital transactions (as defined below), provided that cash receipts from the termination of certain hedges prior to their specified termination date will be included in operating surplus in equal quarterly installments over the remaining scheduled life of such hedges; plus

•	working capital borrowings by NEP OpCo made after the end of a quarter but on or before the date of determination of operating surplus for that quarter; plus

•	cash distributions paid on equity issued, other than equity issued in connection with the initial public offering, to finance all or a portion of the construction, replacement, acquisition, development or improvement of a capital asset in respect of the period beginning on the date that NEP OpCo enters into a binding obligation to commence the construction, replacement, acquisition, development or improvement of a capital asset and ending on the earlier to occur of the date that the capital asset commences commercial service and the date that it is abandoned or disposed of; plus

•	cash distributions paid on equity issued to pay the construction period interest on debt incurred, including periodic net payments under related interest rate swap arrangements, or to pay construction period distributions on equity issued, to finance the construction, replacement, acquisition, development or improvement of a capital asset described in the preceding bullet; plus

•	the portion of any IDR Fee payments made to NEE Management as a result of cash distributions paid on equity issued as described in the preceding two bullets; less

•	all of NEP OpCo’s operating expenditures after the closing of the initial public offering; less

•	the amount of cash reserves established by NEE Operating GP to provide funds for future operating expenditures; less

•	all working capital borrowings not repaid within 12 months after having been incurred, or repaid within such 12-month period with the proceeds of additional working capital borrowings.

As described above, the definition of operating surplus does not solely reflect actual cash on hand that is available for distribution to unitholders of NEP OpCo and is not limited to cash generated by operations. For example, the definition of operating surplus includes a provision that will enable us to direct NEP OpCo to distribute as operating surplus up to $35.0 million of cash that NEP OpCo receives in the future from non-operating sources such as asset sales, issuances of securities and long-term borrowings that would otherwise be distributed as capital surplus. As a result, NEP OpCo may distribute as operating surplus up to such amount of any cash that it receives from non-operating sources. In addition, the effect of including certain cash distributions on equity interests in operating surplus, as described above, will be to increase operating surplus by the amount of any such cash distributions.

The proceeds of working capital borrowings increase operating surplus and repayments of working capital borrowings are generally operating expenditures that reduce operating surplus at the time of repayment. However, if NEP OpCo does not repay working capital borrowings, which increase operating surplus, during the 12-month period following the borrowing, they will be deemed to have been repaid at the end of such period, thus decreasing operating surplus at that time. When the working capital borrowings are subsequently repaid, they will not be treated as a further reduction in operating surplus because operating surplus will have been previously reduced by the deemed repayment.

Interim capital transactions are defined as:

•	borrowings, refinancings or refundings of indebtedness, other than working capital borrowings and items purchased on open account or for a deferred purchase price in the ordinary course of business, and sales of debt securities;

•	sales of equity securities;

•	sales or other voluntary or involuntary dispositions of assets, other than sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business and sales or other dispositions of assets as part of normal asset retirements or replacements; and

•	capital contributions received.

Operating expenditures are defined as, without duplication:

•	all cash expenditures of NEP OpCo and its subsidiaries, including taxes, reimbursements of expenses of NEE Operating GP and its affiliates, director and employee compensation of NEP OpCo’s subsidiaries, payments under the Management Services Agreement and the CSCS Agreement for services rendered, including management and credit support fees, or in reimbursement of draws made on credit support provided by NEER or its affiliates, debt service payments (including principal amortization payments under financing arrangements of NEP OpCo’s subsidiaries), payments made in the ordinary course of business under certain hedge contracts (provided that payments made in connection with the termination of any such hedge contract prior to the expiration of its settlement or termination date specified therein will be included in operating expenditures in equal quarterly installments over the remaining scheduled life of such hedge contract and amounts paid in connection with the initial purchase of such a contract will be amortized at the life of such contract), maintenance capital expenditures (as described below), and repayment of working capital borrowings;

•	all expenses and other cash expenditures (other than federal income taxes) of NEP, including reimbursements of expenses of its general partner and its affiliates as set forth in the Management Services Agreement and of NEER and its affiliates as set forth in the CSCS Agreement; and

•	payments of the IDR Fee to NEE Management, other than payments of the IDR Fee described in the sixth bullet in the definition of “operating surplus.”

Notwithstanding the foregoing, operating expenditures will not include:

•	repayments of working capital borrowings where such borrowings have previously been deemed to have been repaid, as described above;

•	payments, including prepayments and prepayment penalties, of principal of and premium on indebtedness other than working capital borrowings and financing arrangements of NEP OpCo’s subsidiaries;

•	expansion capital expenditures, as described below;

•	payment of transaction expenses, including taxes, relating to interim capital transactions;

•	distributions to unitholders of NEP OpCo; or

•	repurchases of partnership interests (including cash redemptions under the Exchange Agreement), excluding repurchases NEP OpCo makes to satisfy obligations under employee benefit plans.

Capital Surplus

Capital surplus is defined in NEP OpCo’s partnership agreement as any distribution of available cash in excess of its cumulative operating surplus. Accordingly, except as described above, capital surplus would generally be generated by:

•	borrowings other than working capital borrowings;

•	sales of NEP OpCo’s equity and debt securities; and

•	sales or other dispositions of assets, other than inventory, accounts receivable and other assets sold in the ordinary course of business or as part of ordinary course retirement or replacement of assets.

Characterization of Cash Distributions

NEP OpCo’s partnership agreement requires that it treat all available cash distributed as coming from operating surplus until the sum of all available cash distributed since the initial public offering equals the operating surplus from the initial public offering through the end of the quarter immediately preceding that distribution. NEP OpCo’s partnership agreement requires that NEP OpCo treat any amount distributed in excess of operating surplus, regardless of the source, as capital surplus. We do not anticipate that NEP OpCo will make any distributions from capital surplus.

Capital Expenditures

Expansion capital expenditures are cash expenditures incurred for those acquisitions or capital improvements that are expected to increase NEP OpCo’s operating income, operating capacity or operating cash flow over the long term. Examples of expansion capital expenditures include the acquisition of equipment or additional clean energy projects to the extent such capital expenditures are expected to increase NEP OpCo’s operating capacity or its operating income. Expansion capital expenditures include interest expense associated with borrowings used to fund expansion capital expenditures.

Maintenance capital expenditures are cash expenditures incurred for those acquisitions or capital improvements that are made to maintain, over the long term, operating capacity, operating income or operating cash flow. Examples of maintenance capital expenditures are expenditures to repair, refurbish or replace NEP OpCo’s clean energy projects, to upgrade transmission networks, to maintain equipment reliability, integrity and safety and to comply with laws and regulations.

Purchase Price Adjustment

General

The Purchase Agreement, under which NEP used $288.3 million of the proceeds of its initial public offering to purchase 12,291,593 of NEP OpCo’s common units from NEE Equity, provides for certain purchase price adjustments (the “purchase price adjustments”). The purpose of the purchase price adjustments is to compensate NEP in quarters in which NEP OpCo does not make distributions on its common units at least equal to the minimum quarterly distribution with respect to common units held by NEP. The practical effect of the purchase price adjustments is to increase the likelihood that during the purchase price adjustment period NEP will receive cash flow each quarter at least equal to the minimum quarterly distribution and therefore increase NEP’s ability to pay the initial quarterly distribution to its unitholders. The purchase price adjustment in any quarter may not be sufficient for us to pay the initial quarterly distribution.

The Purchase Agreement provides that if, with respect to any quarter during the purchase price adjustment period, NEP OpCo does not make distributions on its common units at least equal to the minimum quarterly distribution, the purchase price will be reduced by an amount equal to the difference for such quarter (referred to as the “difference amount”) between:

•	the aggregate minimum quarterly distribution in respect of NEP OpCo common units held by NEP; and

•	amounts actually distributed on such common units.

Under the Purchase Agreement, in any quarter where there is a difference amount, NEE Equity will pay NEP a purchase price adjustment equal to such difference amount, provided that NEE Equity will not be required to pay a purchase price adjustment in any quarter in excess of the distribution actually received by NEE Equity in such quarter in respect of its common units. If NEE Equity is unable or not required to pay the full difference amount in any quarter, the unpaid portion of the difference amount for that quarter will accrue and be payable from distributions received by NEE Equity in each subsequent quarter, concurrently with or following the payment of any other purchase price adjustments that may be payable from such distributions. The unpaid portion of any difference amount will not accrue any interest, regardless of when the related purchase price adjustment is paid, if at all. NEE Equity will no longer be required to pay any purchase price adjustments once the aggregate amount of purchase price adjustments paid by NEE Equity is equal to $288.3 million. Any additional common units issued by NEP OpCo to NEP during the purchase price adjustment period will be entitled to the same accrued and unpaid difference amount as each previously outstanding common unit held by NEP. During the purchase price adjustment period, NEE Equity will agree not to transfer any of its NEP OpCo common units other than to an affiliate of NEE Equity that agrees to assume a proportional amount of NEE Equity’s obligations under the Purchase Agreement, including the obligation to pay such affiliate’s pro rata portion of any accrued and unpaid difference amount.

In addition, during the purchase price adjustment period, NEE Equity will be required to pay NEP a purchase price adjustment in the following circumstances:

•	following any distribution from NEP OpCo’s capital surplus to its unitholders in excess of the aggregate initial unit price with respect to NEP OpCo’s common units, NEE Equity will pay a purchase price adjustment to NEP equal to any difference amount, which purchase price adjustment will not exceed the amount received by NEE Equity in such distribution in excess of the aggregate initial unit price; and

•	following any distribution to unitholders upon a liquidation of NEP OpCo, NEE Equity will pay a purchase price adjustment, which will not exceed the amount received by NEE Equity in respect of its common units in such distribution but otherwise will be equal to:

•	the unrecovered unit price in respect of each common unit held by NEP, plus

•	any accrued and unpaid difference amount, less

•	amounts received by NEP in respect of such common units in such distribution.

Purchase Price Adjustment Period

The purchase price adjustment period began on the closing date of the initial public offering and, except as described below, will extend until the first business day following the distribution of available cash by NEP OpCo in respect of any quarter beginning with the quarter ending June 30, 2017, for which each of the following tests are met:

•	distributions of available cash from operating surplus by NEP OpCo on each of its outstanding common units equals or exceeds $0.75, which is the annualized minimum quarterly distribution, for each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date;

•	the adjusted operating surplus generated during each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date equals or exceeds $0.75 per unit, which is the annualized minimum quarterly distribution, multiplied by the total number of outstanding common units on a fully diluted basis; and

•	any accrued and unpaid difference amount has been paid.

Early Termination of the Purchase Price Adjustment Period

Notwithstanding the foregoing, the purchase price adjustment period will automatically terminate on the first business day following the distribution by NEP OpCo of available cash in respect of any quarter beginning with the quarter ending June 30, 2015, for which each of the following tests are met:

•	distributions of available cash from operating surplus by NEP OpCo on each of its outstanding common units equals or exceeds $1.125 per unit, which is equal to 150% of the annualized minimum quarterly distribution, for the four-quarter period immediately preceding that date;

•	the adjusted operating surplus generated during the four-quarter period immediately preceding that date equals or exceeds the sum of:

•	$1.125 per unit, or 150% of the annualized minimum quarterly distribution, multiplied by the total number of outstanding common units during that period on a fully diluted basis; and

•	all corresponding payments to NEE Management in respect of the IDR Fee (as described below); and

•	any accrued and unpaid difference amount has been paid.

Expiration Upon Removal of the General Partner of NEP

The purchase price adjustment period will end upon removal of our general partner other than for cause if no units held by our general partner and its affiliates voted in favor of such removal, and such holders are not affiliates of the applicable successor general partner.

Adjusted Operating Surplus

Adjusted operating surplus is intended to reflect the cash generated from operations during a particular period and therefore excludes increases in working capital borrowings and net drawdowns of reserves of cash established in prior periods. Adjusted operating surplus for a period consists of:

•	operating surplus generated with respect to that period, excluding any amounts attributable to the item described in the first bullet point under the caption “—Operating Surplus and Capital Surplus—Operating Surplus” above; less

•	any net increase in working capital borrowings with respect to that period; less

•	any net decrease in cash reserves for operating expenditures with respect to that period not relating to an operating expenditure made with respect to that period; plus

•	any net decrease in working capital borrowings with respect to that period; plus

•	any net decrease made in subsequent periods to cash reserves for operating expenditures initially established with respect to that period to the extent such decrease results in a reduction in adjusted operating surplus in subsequent periods; plus

•	any net increase in cash reserves for operating expenditures with respect to that period required by any debt instrument for the repayment of principal, interest or premium.

Distributions of Available Cash from Operating Surplus

NEP OpCo will make distributions of 100% of its available cash from operating surplus for any quarter to all of its unitholders, pro rata, excluding holders of its Class B Units, which are not entitled to such distributions.

Payments of the Incentive Distribution Right Fee

Under the Management Services Agreement, NEE Management is entitled to the IDR Fee, which is calculated based on the hypothetical amount of available cash from operating surplus that NEP OpCo would be able to distribute to its unitholders after the minimum quarterly and the target quarterly distribution levels described below have been achieved and, during the purchase price adjustment period, any Aggregate Shortfall has been paid. The right to receive the IDR Fee is currently held by NEE Management, but may be assigned. Although cash used to pay the IDR Fee will be an operating expenditure, the description below assumes that any IDR Fee will not reduce NEP OpCo’s operating surplus and will be paid with available cash from operating surplus. We use this assumption in the description below for illustrative purposes to demonstrate that the calculation of IDR Fee payments for each quarter will be based on hypothetical amounts that would be available for distribution to unitholders if the IDR Fee was not an operating expense and NEE Management held a class of equity interests in NEP OpCo entitled to such distributions based on the achievement of the target quarterly distribution levels. Once the amount of IDR Fee payments is determined, the amount will be classified as an operating expense and operating surplus will be reduced by a like amount before available cash is distributed by NEP OpCo to its common unitholders on a pro rata basis. The calculation of the hypothetical target quarterly distribution levels below do not include available cash from operating surplus distributed to satisfy any Aggregate Shortfall.

If, for any quarter:

•	NEP OpCo has distributed available cash from operating surplus to its unitholders in an amount equal to the minimum quarterly distribution; and

•	during the purchase price adjustment period, NEP OpCo has distributed available cash from operating surplus to its unitholders in an amount equal to the Aggregate Shortfall, if any,

then, NEP OpCo will use any remaining available cash from operating surplus for that quarter in the following manner:

•	first, to distribute 100% to all unitholders, pro rata, until each unitholder receives a total of $0.215625 per unit (or 115% of the minimum quarterly distribution) for that quarter;

•	second, to distribute 85% to all unitholders, pro rata, and to make a payment of 15% to NEE Management in respect of the IDR Fee, until each unitholder receives a total of $0.234375 per unit (or 125% of the minimum quarterly distribution) for that quarter;

•	third, to distribute 75% to all unitholders, pro rata, and to make a payment of 25% to NEE Management in respect of the IDR Fee, until each unitholder receives a total of $0.281250 per unit (or 150% of the minimum quarterly distribution) for that quarter; and

•	thereafter, to distribute 50% to all unitholders, pro rata, and to make a payment of 50% to NEE Management in respect of the IDR Fee.

“Aggregate Shortfall” refers to the sum of the Shortfalls (as defined below) in all preceding quarters, subject to adjustment in the manner described below. For each additional common unit issued by NEP OpCo to NEP during the purchase price adjustment period, the Aggregate Shortfall will be increased by an amount equal to the portion of the Aggregate Shortfall attributable to each outstanding common unit of NEP OpCo held by NEP immediately prior to such issuance.

The Shortfall created in any quarter will be reduced, in whole or in part and without duplication, in any subsequent quarter in the amount by which the available cash from operating surplus distributed by NEP OpCo to its unitholders in such quarter is greater than the Shortfall Threshold (as defined below), provided that the Aggregate Shortfall will be reduced only to the extent that corresponding purchase price adjustments required to be paid by NEP OpCo have been so paid.

“Shortfall” refers to the amount in any quarter by which the available cash from operating surplus distributed by NEP OpCo to its unitholders is less than the Shortfall Threshold, plus an amount equal to any purchase price adjustment required to be paid with respect to such quarter that has not been so paid.

The “Shortfall Threshold” initially will be $3.0 million and will be increased by the aggregate minimum quarterly distribution per unit for all common units issued by NEP OpCo to NEP after the closing of the initial public offering.

Percentage Allocations of Available Cash From Operating Surplus

The following table sets forth the percentage allocations of available cash from operating surplus between NEE Management (in respect of the IDR Fee) and NEP OpCo’s unitholders (in respect of their common units) based on the specified target quarterly distribution levels, assuming for illustrative purposes (as described above) that the IDR Fee is paid with available cash from operating surplus and does not constitute an operating expenditure. The amounts set forth under “Marginal Percentage Interest in Available Cash” are the percentage interests of NEE Management (in respect of the IDR Fee) and the NEP OpCo unitholders (in respect of their common units) in any available cash from operating surplus NEP OpCo distributes or pays in respect of the IDR Fee, as the case may be, up to and including the corresponding amount in the column “Total Quarterly Distribution per Unit Target Amount.” The percentage interests shown for NEP OpCo’s unitholders and NEE Management for the minimum quarterly distribution are also applicable to quarterly distribution amounts that are less than the minimum quarterly distribution. The percentage interests assume that the Aggregate Shortfall is equal to zero and that NEE Management has not assigned its right to the IDR Fee.

	Total Quarterly	Marginal Percentage Interest in Available Cash
	Distribution per
	Unit		IDR
	Target Amount	Unitholders	Fee
Minimum Quarterly Distribution	$0.1875	100.0%	0.0%

First Target Distribution	above $0.1875 up to $0.215625	100.0%	0.0%

Second Target Quarterly Distribution	above $0.215625 up to $0.234375	85.0%	15.0%

Third Target Quarterly Distribution	above $0.234375 up to $0.281250	75.0%	25.0%

Thereafter	above $0.281250	50.0%	50.0%

Distributions from Capital Surplus

How Distributions from Capital Surplus Will Be Made

NEP OpCo will make distributions of available cash from capital surplus, if any, in the following manner:

•	first, 100% to all unitholders until the minimum quarterly distribution is reduced to zero, as described below under “—Effect of a Distribution from Capital Surplus;” and

•	thereafter, as if such distributions were from operating surplus, provided that because the minimum quarterly distribution is reduced to zero, NEP OpCo will pay the IDR Fee at the highest level as described below.

The preceding discussion is based on (1) the assumption that NEP OpCo does not issue additional classes of equity securities and (2) the fact that holders of Class B Units are not entitled to such distributions.

Effect of a Distribution from Capital Surplus

NEP OpCo’s partnership agreement treats a distribution of capital surplus as the repayment of the initial unit price on NEP OpCo’s common units (equal to the initial public offering price of $25.00 per common unit), which is a return of capital. The initial unit price less any distributions of capital surplus per unit is referred to as the “unrecovered initial unit price.” Each time a distribution of capital surplus is made, the minimum quarterly distribution and the target quarterly distribution levels will be reduced in the same proportion as the corresponding reduction in the unrecovered initial unit price. Any distribution of capital surplus before the unrecovered initial unit price is reduced to zero cannot be applied to the payment of the minimum quarterly distribution.

Once NEP OpCo distributes capital surplus on a common unit in an amount equal to the initial unit price, the minimum quarterly distribution and the target quarterly distribution levels will be equal to zero. NEP OpCo will then make all future distributions from operating surplus, with 100% being paid to the unitholders, pro rata. However, once the minimum quarterly distribution and the target quarterly distribution levels are reduced to zero, NEP OpCo will pay the IDR Fee to NEE Management at the highest level, which will be equal to 100% of any distributions paid to the unitholders, effectively reducing the total cash available for distributions to unitholders. See “—Incentive Distribution Right Fee” above.

Adjustment to the Minimum Quarterly Distribution and the Target Quarterly Distribution Levels

In addition to adjusting the minimum quarterly distribution and target quarterly distribution levels to reflect a distribution of capital surplus, if NEP OpCo combines its units into fewer units or subdivides its units into a greater number of units, it will proportionately adjust:

•	the minimum quarterly distribution;

•	the target quarterly distribution levels; and

•	the unrecovered initial unit price.

For example, if a two-for-one split of the common units should occur, the minimum quarterly distribution, the target distribution levels and the unrecovered initial unit price would each be reduced to 50% of its initial level. NEP OpCo will not make any adjustment by reason of the issuance of additional units for cash or property.

Distributions of Cash Upon Liquidation

If NEP OpCo dissolves in accordance with its partnership agreement, it will sell or otherwise dispose of its assets in a process called liquidation. NEP OpCo will first apply the proceeds of liquidation to the payment of its creditors, including any payments of the IDR Fee to which NEE Management is entitled, if any, for the quarter in which NEP OpCo dissolves and prior quarters. NEP OpCo will distribute any remaining proceeds pro rata to holders of its outstanding limited partner interests in accordance with the preferences established for each series or class of limited partner interests.

MATERIAL PROVISIONS OF OUR PARTNERSHIP AGREEMENT

The following is a summary of certain material provisions of our partnership agreement, which is filed as an exhibit to the registration statement of which this prospectus forms a part. Other material provisions of our partnership agreement are summarized in other sections of this prospectus and the documents incorporated by reference herein, including under “Provisions of the Partnership Agreements and Other Arrangements Relating to Cash Distributions.” The summary below is as of the date of this prospectus and is qualified in its entirety by reference to all of the provisions of the partnership agreement, which is filed as an exhibit to the registration statement of which this prospectus forms a part. Under Delaware law and the provisions of our partnership agreement, we may also issue additional series or classes of limited partner interests that, as determined by our general partner, may have rights that differ from the rights applicable to the common units as described in this prospectus.

Organization and Duration

Our partnership was formed on March 6, 2014, and will have a perpetual existence unless terminated under the terms of our partnership agreement.

Purpose

Our purpose under the partnership agreement is limited to any business activity that is approved by our general partner and that lawfully may be conducted by a limited partnership organized under Delaware law.

Although our general partner has the ability to cause us to engage in activities other than the business of acquiring, managing and owning contracted clean energy projects with stable long-term cash flows, our general partner may decline to do so free of any duty or obligation whatsoever to us or the limited partners, including any duty to act in the best interests of us or the limited partners, other than the implied contractual covenant of good faith and fair dealing. Our general partner is authorized in general to perform all acts it determines to be necessary or appropriate to carry out our purposes and to conduct our business.

Capital Contributions

Unitholders are not obligated to make additional capital contributions, except as described below under “—Limited Liability.” Our general partner is not obligated to make any capital contributions.

  Meetings; Voting Rights

We refer to our common units and the Special Voting Units described below as “voting units.” For purposes of this summary, matters described as requiring the approval of a “unit majority” require:

•	during the purchase price adjustment period, the approval of a majority of the outstanding common units (excluding any common units held by our general partner and its affiliates) and a majority of the outstanding Special Voting Units, voting as separate classes; and

•	after the purchase price adjustment period, the approval of a majority of the outstanding common units and the Special Voting Units, voting together as a single class.

The following table sets forth a summary of the unitholder vote required for the matters specified below, subject to the rights of any classes or series of limited partner interests issued by us which have rights different from those of the common units. Our general partner and its affiliates, including NEE Equity, will have no duty or obligation whatsoever to us or the limited partners, including any duty to act in the best interests of us or the limited partners, in their voting of the Special Voting Units or any common units or other classes or series of our limited partner interests they acquire, other than the implied contractual covenant of good faith and fair dealing.

Issuance of additional units	No approval right.

Amendment of the partnership agreement	Certain amendments may be made by the general partner without the approval of the unitholders. Other amendments generally require the approval of a unit majority as described above. See “—Amendment of the Partnership Agreement.”

Certain matters relating to NEP OpCo	Any matters relating to NEP OpCo which require the consent or approval of a unit majority, including certain amendments of NEP OpCo’s partnership agreement, will require the approval of a unit majority. And any other matters requiring approval by a higher percentage of NEP OpCo common units will require the approval by a corresponding percentage of our common unitholders (including Special Voting Units, as applicable), subject to certain exceptions.

Merger of our partnership or the sale of all or substantially all of our assets	Unit majority in certain circumstances. See “—Merger, Consolidation, Conversion, Sale or Other Disposition of Assets.”

Dissolution of our partnership	Unit majority. See “—Termination and Dissolution.”

Continuation of our business upon dissolution	Unit majority. See “—Termination and Dissolution.”

Withdrawal of the general partner	Under most circumstances, the approval of unitholders holding at least a majority of the outstanding common units, excluding common units held by our general partner and its affiliates (including the Special Voting Units), is required for the withdrawal of our general partner prior to June 30, 2024, in a manner that would cause a dissolution of our partnership. See “—Withdrawal or Removal of the General Partner.”

Removal of the general partner	Not less than 66 2/3% of the outstanding units, voting as a single class, including units held by our general partner and its affiliates (including the Special Voting Units). Any removal of our general partner is also subject to the approval of a successor general partner by a unit majority. See “—Withdrawal or Removal of the General Partner.”

Transfer of the general partner interest	Our general partner may transfer all, but not less than all, of its general partner interest in us without a vote of our unitholders to an affiliate or another person in connection with its merger or consolidation with or into, or sale of all or substantially all of its assets to, such person. The approval of a majority of the outstanding common units, excluding common units held by our general partner and its affiliates (including the Special Voting Units), is required in other circumstances for a transfer of the general partner interest to a third party prior to June 30, 2024. See “—Transfer of General Partner Units.”

Transfer of ownership interests in our general partner	No approval right. See “—Transfer of Ownership Interests in the General Partner.”

Except as described below regarding a person or group owning 20% or more of the voting power of any class of units then outstanding (which can be reduced to 10% under certain circumstances), record holders of our common units on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited.

Our general partner does not anticipate that any meeting of unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or, if authorized by our general partner, without a meeting if consents in writing describing the action so taken are signed by holders of the number of units that would be necessary to authorize or take that action at a meeting where all limited partners were present and voted. Meetings of the unitholders may be called by our general partner or by unitholders owning at least 20% of the voting power of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the voting power of the class or classes for which a meeting has been called represented in person or by proxy will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the voting power, in which case the quorum will be the greater percentage.

Each record holder of one or more common units is entitled to one vote for each common unit held on any matter presented to the holders of common units for a vote. Additional limited partner interests having special voting rights could be issued. See “—Issuance of Additional Partnership Interests.” However, if at any time any person or group, other than our general partner and its affiliates, acquires an aggregate of 20% or more of the voting power of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. To the extent a unitholder is able in the aggregate to exercise 20% or more of the voting power of any class of units then outstanding as the result of the reduction in voting power described above or as the result of the proportional voting described below, such unitholder shall only be entitled to vote less than 20% of the voting power of the class of units it owns and the incremental voting power above this amount shall be voted proportionally with all other votes of the same class of units owned by such unitholder. The 20% threshold discussed above may be lowered to 10% by our general partner, without the approval of any limited partner, if our general partner determines such amendment to be necessary or appropriate to comply with Section 203 of the U.S. Federal Power Act (“FPA”) or an act or order by FERC relating to us or our subsidiaries. This loss of voting rights does not apply to any person or group that acquires the units from our general partner or its affiliates and any transferees of that person or group who are notified by our general partner that they will not lose their voting rights or to any person or group who acquires the units with the prior approval of our general partner’s board of directors. Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of common units under our partnership agreement will be delivered to the record holder by us or by the transfer agent.

Special Voting Units

NEE Equity will hold the same number of Special Voting Units as the number of common units of NEP OpCo held by NEE Equity. Each Special Voting Unit will be entitled to one vote on certain matters that may be submitted to our common unitholders for a vote. Our common units and the Special Voting Units will be treated as a single class on all such matters submitted for a vote of our common unitholders other than votes requiring a unit majority during the purchase price adjustment period as described above. If the ratio at which common units of NEP OpCo held by NEE Equity are exchangeable for our common units changes from one-for-one, the number of votes to which the holders of the Special Voting Units are entitled will be adjusted accordingly. Additional limited partner interests having special voting rights could also be issued. See “—Issuance of Additional Partnership Interests” below.

Limited Liability

Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Limited Liability Company Act (the “Delaware Act”) and that the limited partner otherwise acts in conformity with the provisions of the partnership agreement, the limited partner’s liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital that the limited partner is obligated to contribute to us for the limited partner’s common units plus the limited partner’s share of any undistributed profits and assets. If it were determined, however, that the right, or exercise of the right, by the limited partners as a group:

•	to remove or replace the general partner;

•	to approve some amendments to the partnership agreement; or

•	to take other action under the partnership agreement;

constituted “participation in the control” of our business for the purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under the laws of Delaware, to the same extent as the general partner. This liability would extend to persons who transact business with us who reasonably believe that the limited partner is a general partner. Neither the partnership agreement nor the Delaware Act specifically provides for legal recourse against the general partner if a limited partner were to lose limited liability through any fault of the general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law.

Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their limited partner interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership, except that the fair value of property that is subject to a liability for which the recourse of creditors is limited is included in the assets of the limited partnership only to the extent that the fair value of that property exceeds that liability. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited will be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the non-recourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act will be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except that such person is not obligated for liabilities unknown to him at the time he became a limited partner and that could not be ascertained from the partnership agreement.

Our subsidiaries conduct business in the U.S. and Canada and we may have subsidiaries that conduct business in other countries in the future. Maintenance of our limited liability as a limited partner of our operating subsidiaries may require compliance with legal requirements in the jurisdictions in which our operating subsidiaries conduct business, including qualifying our subsidiaries to do business there.

Limitations on the liability of limited partners or members for the obligations of a limited partnership have not been clearly established in many jurisdictions. If, by virtue of our limited partner interests in NEP OpCo or otherwise, it were determined that we were conducting business in any state without compliance with the applicable limited partnership statute, or that the right or exercise of the right by the limited partners as a group to remove or replace the general partner, to approve some amendments to the partnership agreement, or to take other action under the partnership agreement constituted “participation in the control” of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as the general partner under the circumstances. We will operate in a manner that the general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Issuance of Additional Partnership Interests

Our partnership agreement authorizes us to issue an unlimited number of additional partnership interests for the consideration and on the terms and conditions determined by our general partner without the approval of the common unitholders.

It is likely that we will fund acquisitions through the issuance of additional common units or other partnership interests. Holders of any additional common units that we issue will be entitled to share equally with the then-existing holders of common units in our distributions of available cash. In addition, our issuance of additional common units or other partnership interests may dilute the value of the interests of the then-existing holders of common units in our net assets.

Under Delaware law and the provisions of our partnership agreement, we may also issue additional series or classes of limited partner interests that, as determined by our general partner, may have rights or preferences which differ from the terms of the common units as described in this prospectus. Our partnership agreement does not prohibit the issuance by our subsidiaries of equity interests, which may effectively rank senior to the common units.

Amendment of the Partnership Agreement

General

Amendments to our partnership agreement may be proposed only by our general partner. However, our general partner will have no duty or obligation to propose any amendment and may decline to do so free of any duty or obligation whatsoever to us or the limited partners, including any duty to act in the best interests of us or the limited partners, other than the implied contractual covenant of good faith and fair dealing. In order to adopt a proposed amendment, other than the amendments described below, our general partner is required to seek written approval of the holders of the number of units and other interests, if any, required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a unit majority.

Prohibited Amendments

No amendment may be made that would, among other things:

•	enlarge the obligations of any limited partner without its consent, unless such is deemed to have occurred as a result of an amendment approved by at least a majority of the type or class of limited partner interests so affected;

•	enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without our general partner’s consent, which consent may be given or withheld at its option; or

•	have a material adverse effect on the rights or preferences of any class of partnership interests in relation to other classes of partnership interests without the approval of holders of not less than a majority of the outstanding partnership interests of the class affected.

The provisions of our partnership agreement preventing the amendments having the effects described in any of the clauses above can be amended upon the approval of the holders of at least 90% of the outstanding voting units voting together as a single class (including the Special Voting Units).

No Unitholder Approval

Our general partner generally may make amendments to our partnership agreement without the approval of any limited partner to reflect:

•	a change in our name, the location of our principal office, our registered agent or our registered office;

•	the admission, substitution, withdrawal or removal of partners in accordance with our partnership agreement;

•	a change that our general partner determines to be necessary or appropriate to qualify or continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that our subsidiaries will not be taxable as corporations or otherwise taxed as entities for U.S. federal income tax purposes;

•	an amendment that is necessary, in the opinion of our counsel, to prevent us or our general partner or its directors, officers, agents or trustees from, in any manner, being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974 (“ERISA”) whether substantially similar to plan asset regulations currently applied or proposed by the U.S. Department of Labor;

•	an amendment to lower the 20% percentage threshold described above to 10% that our general partner determines to be necessary or appropriate to comply with Section 203 of the FPA or an act or order by FERC relating to us or our subsidiaries;

•	an amendment that our general partner determines to be necessary or appropriate for the authorization or issuance of additional partnership interests or in connection with splits or combinations of our partnership interests in accordance with our partnership agreement;

•	any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;

•	an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of our partnership agreement;

•	any amendment that our general partner determines to be necessary or appropriate to reflect and account for the formation by us of, or our investment in, any corporation, partnership or other entity, in connection with our conduct of activities permitted by our partnership agreement;

•	a change in our fiscal year or taxable year and any other changes that our general partner determines to be necessary or appropriate as a result of such change;

•	conversions into, mergers with or conveyances to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the conversion, merger or conveyance other than those it receives by way of the conversion, merger or conveyance; or

•	any other amendments substantially similar to any of the matters described in the clauses above.

In addition, our general partner may make amendments to our partnership agreement without the approval of any limited partner if our general partner determines that those amendments:

•	do not adversely affect in any material respect the limited partners considered as a whole or any particular class of partnership interests as compared to other classes of partnership interests;

•	are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

•	are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed or admitted to trading;

•	are necessary or appropriate for any action taken by our general partner relating to splits or combinations of units under the provisions of our partnership agreement; or

•	are required to effect the intent expressed in the prospectus in connection with our initial public offering or the intent of the provisions of our partnership agreement or are otherwise contemplated by our partnership agreement.

Opinion of Counsel and Unitholder Approval

For amendments of the type not requiring unitholder approval, our general partner will not be required to obtain an opinion of counsel to the effect that an amendment will not affect the limited liability of any limited partner under Delaware law. No other amendments to our partnership agreement will become effective without the approval of holders of at least 90% of the outstanding voting units voting as a single class unless we first obtain such an opinion.

In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or preferences of any type or class of partnership interests in relation to other classes of partnership interests will require the approval of at least a majority of the type or class of partnership interests so affected. Any amendment that would reduce the percentage of units required to take any action, other than to remove our general partner or call a meeting of unitholders, must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the percentage sought to be reduced. Any amendment that would increase the percentage of units required to remove our general partner must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than 90% of the outstanding voting units. Any amendment that would increase the percentage of units required to call a meeting of unitholders must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute at least a majority of the outstanding voting units.

Amendment of the IDR Fee and Purchase Price Adjustment Provisions

Any amendment to the provisions relating to the IDR Fee or the purchase price adjustment contained in the Purchase Agreement or Management Services Agreement that would materially amend such provisions or would otherwise materially adversely affect holders of our common units, will require the approval of the holders of at least a unit majority.

Merger, Consolidation, Conversion, Sale or Other Disposition of Assets

A merger, consolidation or conversion of us requires the prior consent of our general partner. However, our general partner will have no duty or obligation to consent to any merger, consolidation or conversion and may decline to do so free of any duty or obligation whatsoever to us or the limited partners, including any duty to act in the best interest of us or the limited partners.

In addition, our partnership agreement generally prohibits our general partner without the prior approval of the holders of a unit majority, from causing us to, among other things, sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions. Our general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without such approval. Our general partner may also sell any or all of our assets under a foreclosure or other realization upon those encumbrances without that approval. Finally, our general partner may consummate any merger of us with another limited liability entity without the prior approval of our unitholders if we are the surviving entity in the transaction, our general partner has received an opinion of counsel regarding limited liability, the transaction would not result in an amendment to the partnership agreement requiring unitholder approval, each of our units will be an identical unit of our partnership following the transaction, and the partnership interests to be issued by us in such merger do not exceed 20% of our outstanding partnership interests immediately prior to the transaction.

If the conditions specified in the partnership agreement are satisfied, our general partner may convert us or any of our subsidiaries into a new limited liability entity or merge us or any of our subsidiaries into, or convey all of our assets to, a newly formed entity if the sole purpose of that conversion, merger or conveyance is to effect a mere change in our legal form into another limited liability entity, our general partner has received an opinion of counsel regarding limited liability and the general partner determines that the governing instruments of the new entity provide the limited partners and the general partner with the same rights and obligations as contained in the partnership agreement. The unitholders are not entitled to dissenters’ rights of appraisal under the partnership agreement or applicable Delaware law in the event of a conversion, merger or consolidation, a sale of substantially all of our assets or any other similar transaction or event.

Termination and Dissolution

We will continue as a limited partnership until dissolved and terminated under our partnership agreement. We will dissolve upon:

•	the election of our general partner to dissolve us, if approved by the holders of units representing a unit majority;

•	there being no limited partners, unless we are continued without dissolution in accordance with applicable Delaware law;

•	the entry of a decree of judicial dissolution of our partnership; or

•	the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner, other than by reason of a transfer of its general partner interest in accordance with our partnership agreement or withdrawal or removal followed by approval and admission of a successor.

Upon a dissolution under the last clause above, the holders of a unit majority may also elect, within specific time limitations, to continue our business on the same terms and conditions described in our partnership agreement by appointing as a successor general partner an entity approved by the holders of units representing a unit majority, subject to our receipt of an opinion of counsel to the effect that the action would not result in the loss of limited liability of any limited partner.

Liquidation and Distribution of Proceeds

Upon our dissolution, unless we are continued as a new limited partnership, the liquidator authorized to wind up our affairs will, acting with all of the powers of our general partner that are necessary or appropriate to, liquidate our assets and apply the proceeds of the liquidation to our unitholders on a pro rata basis in accordance with the preferences established for each class or series. The liquidator may defer liquidation or distribution of our assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to our partners.

Withdrawal or Removal of the General Partner

Except as described below, our general partner has agreed not to withdraw voluntarily as our general partner prior to June 30, 2024, without obtaining the approval of the holders of at least a majority of the outstanding common units, excluding common units held by NEE and its affiliates (including the Special Voting Units), and furnishing an opinion of counsel regarding limited liability. On or after June 30, 2024, our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days’ written notice, and that withdrawal will not constitute a violation of our partnership agreement. Notwithstanding the information above, our general partner may withdraw without unitholder approval upon 90 days’ notice to the limited partners if at least 50% of voting power in respect of the common units are held or controlled by one person and its affiliates other than NEE and its affiliates.

Upon voluntary withdrawal of our general partner by giving written notice to the other partners, the holders of a unit majority may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability cannot be obtained, we will be dissolved, wound up and liquidated, unless within a specified period after that withdrawal, the holders of a unit majority agree to continue our business by appointing a successor general partner. See “—Termination and Dissolution.”

Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2/3% of the outstanding voting units, voting together as a single class, including the Special Voting Units, and we receive an opinion of counsel regarding limited liability. Any removal of our general partner is also subject to the approval of a successor general partner by a unit majority. As of October 28, 2015, unitholders are unable to remove NEP’s general partner or NEP OpCo’s general partner without NEE’s consent because NEE Equity, through its ownership of special voting units, holds sufficient voting power to be able to prevent its removal.

If our general partner is removed as our general partner under circumstances where cause does not exist and units held by the general partner and its affiliates are not voted in favor of that removal, the purchase price adjustment period will end in accordance with the Purchase Agreement.

In the event of removal of a general partner or withdrawal of a general partner, we will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred for the termination of any employees employed by the departing general partner or its affiliates for our benefit.

Transfer of General Partner Units

Except for transfer by our general partner of all, but not less than all, of its general partner units to:

•	an affiliate of our general partner (other than an individual); or

•	another entity as part of the merger or consolidation of our general partner with or into such entity or the transfer by our general partner of all or substantially all of its assets to such entity,

our general partner may not transfer all or any of its general partner units to another person prior to June 30, 2024, without the approval of the holders of at least a majority of the outstanding common units, excluding common units (and the Special Voting Units) held by NEE and its affiliates. As a condition of this transfer, the transferee must assume, among other things, the rights and duties of our general partner, agree to be bound by the provisions of our partnership agreement, and furnish an opinion of counsel regarding limited liability matters.

In general, our general partner and its affiliates may, at any time, transfer common units to one or more persons, without unitholder approval.

Transfer of Ownership Interests in the General Partner

At any time, NEE and its affiliates may sell or transfer all or part of their direct or indirect interest in our general partner without the approval of our unitholders.

Limited Call Right

If at any time our general partner and its affiliates control more than 80% of the voting power of the then-issued and outstanding limited partner interests of any class, our general partner will have the right, which it may assign in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the limited partner interests of such class held by unaffiliated persons as of a record date to be selected by our general partner, on at least ten but not more than 60 days’ notice. The common units and Special Voting Units will be considered a single class for this purpose. The purchase price in the event of this purchase is the greater of:

•	the highest cash price paid by either of our general partner or any of its affiliates for any limited partner interests of the class purchased within the 90 days preceding the date on which our general partner first mails notice of its election to purchase those limited partner interests; and

•	the current market price calculated in accordance with our partnership agreement as of the date three business days before the date the notice is mailed.

As a result of our general partner’s right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased at a price that may be lower than market prices at various times prior to such purchase or lower than a unitholder may anticipate the market price to be in the future. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his common units in the market.

Status as Limited Partner

By transfer of common units in accordance with our partnership agreement, each transferee of common units will be admitted as a limited partner with respect to the common units transferred when such transfer and admission is reflected in our register. Except as described under “—Limited Liability,” the common units will be fully paid, and unitholders will not be required to make additional contributions.

Indemnification

Under our partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

•	our general partner;

•	any departing general partner;

•	any person who is or was an affiliate of a general partner or any departing general partner;

•	any person who is or was a director, officer, managing member, manager, general partner, fiduciary or trustee of our subsidiaries, us or any entity set forth in the preceding three bullet points;

•	any person who is or was serving as director, officer, managing member, manager, general partner, fiduciary or trustee of another person owing certain duties to us or any of our subsidiaries at the request of our general partner or any departing general partner or any of their respective affiliates; and

•	any person designated by our general partner.

Any indemnification under these provisions will only be out of our assets. Our general partner will not be personally liable for, or have any obligation to contribute or lend funds or assets to us to enable us to effectuate, indemnification. We expect to maintain insurance against liabilities asserted against and expenses incurred by our general partner’s directors and executive officers, regardless of whether we would have the power to indemnify such persons against such liabilities under our partnership agreement.

Reimbursement of Expenses

Our partnership agreement requires us to reimburse our general partner for all direct and indirect expenses it incurs or payments it makes on our behalf and all other expenses allocable to us or otherwise incurred by our general partner in connection with operating our business. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to our general partner by its affiliates. The general partner is entitled to determine in good faith the expenses that are allocable to us.

Books and Reports

Our general partner is required to keep appropriate books of our business at our principal offices. The books will be maintained for financial reporting purposes on an accrual basis. For tax and fiscal reporting purposes, our fiscal year is the calendar year.

We will mail or make available to record holders of common units, within 105 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent public accountants. Except for our fourth quarter, we will also mail or make available summary financial information within 50 days after the close of each quarter.

Right to Inspect Our Books and Records

Our partnership agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable written demand stating the purpose of such demand and at his own expense, have furnished to him:

•	a current list of the name and last known address of each record holder;

•	copies of our partnership agreement and our certificate of limited partnership and all amendments thereto; and

•	certain information regarding the status of our business and financial condition.

Our general partner may, and intends to, keep confidential from the limited partners, trade secrets or other information the disclosure of which our general partner determines is not in our best interests or that we are required by law or by agreements with third parties to keep confidential. Our partnership agreement limits the right to information that a limited partner would otherwise have under Delaware law.

MATERIAL PROVISIONS OF THE NEP OPCO PARTNERSHIP AGREEMENT

The following is a summary of the material provisions of the partnership agreement of NEP OpCo. The summary below is as of the date of this prospectus and is qualified in its entirety by reference to all of the provisions of the partnership agreement of NEP OpCo, which is filed as an exhibit to the registration statement of which this prospectus forms a part.

We summarize the provisions of the NEP OpCo partnership agreement regarding distributions of available cash elsewhere in this prospectus. See “Provisions of the Partnership Agreements and Other Arrangements Relating to Cash Distributions.”

Organization and Duration

NEP OpCo was organized in March 2014 and will have a perpetual existence unless terminated under the terms of its partnership agreement.

Purpose

NEP OpCo’s purpose under the partnership agreement is limited to any business activity that is approved by its general partner and that lawfully may be conducted by a limited partnership organized under Delaware law.

Although NEE Operating GP has the ability to cause it and its subsidiaries to engage in activities other than the business of acquiring, managing and owning contracted clean energy projects with stable long-term cash flows, NEE Operating GP may decline to do so free of any duty or obligation whatsoever to NEP OpCo or the limited partners, including any duty to act in the best interests of NEP OpCo or the limited partners, other than the implied contractual covenant of good faith and fair dealing. NEE Operating GP is authorized in general to perform all acts it determines to be necessary or appropriate to carry out its purposes and to conduct its business. Since we own all of the equity interests of NEE Operating GP, determinations made by NEE Operating GP under NEP OpCo’s partnership agreement ultimately are made at the direction of our general partner.

Capital Contributions

Unitholders are not obligated under the partnership agreement to make additional capital contributions with respect to the units in NEP OpCo that they own. NEE Operating GP is not obligated under the partnership agreement to make any capital contributions.

Meetings; Voting Rights

Record holders of common units on the record date will be entitled to notice of, and to vote at, meetings of NEP OpCo’s limited partners and to act upon matters for which approvals may be solicited. For purposes of this summary, matters described as requiring the approval of a “unit majority” require:

•	during the purchase price adjustment period, the approval of all of the outstanding common units; and

•	after the purchase price adjustment period, the approval of a majority of the outstanding common units.

We do not anticipate that any meeting of NEP OpCo unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units that would be necessary to authorize or take that action at a meeting where all limited partners were present and voted. Meetings of the unitholders may be called by NEE Operating GP. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called represented in person or by proxy will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

Each record holder of a common unit is entitled to a number of votes on any matter presented to the holders of common units for a vote that is equal to the holder’s percentage interest in NEP OpCo common units, although additional limited partner interests having special voting rights could be issued. See “—Issuance of Additional Partnership Interests.” Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of common units under NEP OpCo’s partnership agreement will be delivered to the record holder by NEP OpCo or by the transfer agent.

Issuance of Additional Partnership Interests

NEP OpCo’s partnership agreement authorizes NEP OpCo to issue an unlimited number of additional partnership interests for the consideration and on the terms and conditions determined by its general partner without the approval of the common unitholders.

Under Delaware law and the provisions of NEP OpCo’s partnership agreement, NEP OpCo may also issue additional series or classes of limited partner interests that may have rights or preferences which differ from the terms of NEP OpCo’s common units. NEP OpCo’s partnership agreement does not prohibit the issuance by its subsidiaries of equity interests, which may effectively rank senior to the common units of NEP OpCo.

At any time when NEP issues additional common units, NEP OpCo will issue an equivalent number of common units to NEP. In addition, any time when NEP issues other classes or series of partnership interests, we expect that NEP OpCo will issue an equivalent number of such other classes or series of partnership interests to NEP. As a result, if NEP issues additional securities to fund acquisitions or for other purposes, we expect that NEP OpCo will be required to issue a like amount of additional securities to NEP, which may dilute the value of the interests of the then-existing holders of NEP OpCo’s common units in NEP OpCo’s net assets.

Class B Units

Effective April 29, 2015, as consideration for the contribution of the McCoy and Adelanto projects to NEP OpCo by a subsidiary of NEE Equity, NEP OpCo issued 1,000,000 Class B, Series 1 limited partner interests in NEP OpCo (with respect to the McCoy project) and 1,000,000 Class B, Series 2 limited partner interests in NEP OpCo (with respect to the Adelanto project) to NEE Equity. The terms of the Class B Units, including the distributions to the holders of the Class B Units, are intended to track the economic benefits and tax attributes from the McCoy and Adelanto projects, respectively. Distributions on the Class B Units are separate from distributions of available cash to the holders of NEP OpCo’s common units, and the available distribution amount for the Class B Units is calculated separately from available cash, operating surplus, capital surplus and minimum quarterly distribution pursuant to the NEP OpCo partnership agreement. See “Provisions of the Partnership Agreements and Other Arrangements Relating to Cash Distributions.”

In the event of a liquidation of NEP OpCo, the holders of the Class B Units will be entitled to receive as a preferential distribution any and all proceeds from any sale or disposition of the McCoy or Adelanto projects, respectively. So long as any Class B Units remain outstanding, NEP OpCo is not permitted to issue or sell any additional units of the same class or any other interests in or rights to the contributed projects. In addition, so long as any Class B Units remain outstanding, NEP OpCo cannot amend its partnership agreement in any manner that would adversely affect the designations, preferences, rights, powers and duties of the holders of Class B Units.

Transfer of Common Units

By transfer of common units in accordance with NEP OpCo’s partnership agreement, each transferee of common units will be admitted as a limited partner with respect to the common units transferred when such transfer or admission is reflected in NEP OpCo’s register and such limited partner becomes the record holder of the common units so transferred. Each transferee:

•	will become bound and will be deemed to have agreed to be bound by the terms and conditions of NEP OpCo’s partnership agreement;

•	represents that the transferee has the capacity, power and authority to enter into NEP OpCo’s partnership agreement; and

•	makes the consents, acknowledgements and waivers contained in NEP OpCo’s partnership agreement, such as the approval of all transactions and agreements NEP OpCo entered into in connection with its formation.

NEP OpCo is entitled to treat the nominee holder of a common unit as the absolute owner in the event such nominee is the record holder of such common unit. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Common units are securities and are transferable according to the laws governing transfer of securities. Until a common unit has been transferred on NEP OpCo’s register, NEP OpCo and the transfer agent may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

Amendment of NEP OpCo’s Partnership Agreement

General

Amendments to NEP OpCo’s partnership agreement may be proposed only by NEE Operating GP. However, NEE Operating GP will have no duty or obligation to propose any amendment and may decline to do so free of any duty or obligation whatsoever to NEP OpCo or the limited partners, including any duty to act in the best interests of NEP OpCo or the limited partners, other than the implied contractual covenant of good faith and fair dealing. In order to adopt a proposed amendment, other than the amendments described below, NEE Operating GP is required to seek written approval of the holders of the number of units and other interests, if any, required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a unit majority.

Prohibited Amendments

No amendment may be made that would:

•	enlarge the obligations of any limited partner without its consent, unless such is deemed to have occurred as a result of an amendment approved by at least a majority of the type or class of limited partner interests so affected; or

•	enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by NEP OpCo to NEE Operating GP or any of its affiliates without its consent, which consent may be given or withheld at its option.

The provisions of NEP OpCo’s partnership agreement preventing the amendments having the effects described in any of the clauses above can be amended upon the approval of the holders of at least 90% of the outstanding units voting together as a single class (including units owned by NEE Operating GP and its affiliates). As of October 28, 2015, NEE Operating GP’s affiliates, other than us, own approximately 77.4% of the outstanding common units of NEP OpCo through NEE Equity.

No Unitholder Approval

NEE Operating GP may generally make amendments to NEP OpCo’s partnership agreement without the approval of any limited partner to reflect:

•	a change in NEP OpCo’s name, the location of NEP OpCo’s principal office, its registered agent or its registered office;

•	the admission, substitution, withdrawal or removal of partners in accordance with the partnership agreement;

•	a change that NEE Operating GP determines to be necessary or appropriate to qualify or continue NEP OpCo’s qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that none of NEP OpCo’s subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for U.S. federal income tax purposes;

•	an amendment that is necessary, in the opinion of NEP OpCo’s counsel, to prevent NEP OpCo or its general partner or its directors, officers, agents or trustees from, in any manner, being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940, or “plan asset” regulations adopted under ERISA whether substantially similar to plan asset regulations currently applied or proposed by the U.S. Department of Labor;

•	an amendment that NEE Operating GP determines to be necessary or appropriate for the authorization or issuance of additional partnership interests;

•	any amendment expressly permitted in NEP OpCo’s partnership agreement to be made by NEE Operating GP acting alone;

•	an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of NEP OpCo’s partnership agreement;

•	any amendment that NEE Operating GP determines to be necessary or appropriate to reflect and account for the formation by NEP OpCo of, or NEP OpCo’s investment in, any corporation, partnership or other entity, in connection with NEP OpCo’s conduct of activities permitted by its partnership agreement;

•	a change in NEP OpCo’s fiscal year or taxable year and any other changes that NEE Operating GP determines to be necessary or appropriate as a result of such change;

•	conversions into, mergers with or conveyances to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the conversion, merger or conveyance other than those it receives by way of the conversion, merger or conveyance; or

•	any other amendments substantially similar to any of the matters described in the clauses above.

In addition, NEE Operating GP may make amendments to NEP OpCo’s partnership agreement without the approval of any limited partner if the NEE Operating GP determines that those amendments:

•	do not adversely affect in any material respect the limited partners considered as a whole or any particular class of partnership interests as compared to other classes of partnership interests;

•	are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute; or

•	are required to effect the intent expressed in the prospectus in connection with our initial public offering or the intent of the provisions of NEP OpCo’s partnership agreement or are otherwise contemplated by the partnership agreement.

Opinion of Counsel and Unitholder Approval

For amendments of the type not requiring unitholder approval, NEE Operating GP will not be required to obtain an opinion of counsel to the effect that an amendment will not affect the limited liability of any limited partner under Delaware law. No other amendments to the partnership agreement will become effective without the approval of holders of at least 90% of the outstanding units voting as a single class unless NEP OpCo first obtains such an opinion.

In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or preferences of any type or class of partnership interests in relation to other classes of partnership interests will require the approval of at least a majority of the type or class of partnership interests so affected. Any amendment that would reduce the percentage of units required to take any action, other than to remove NEE Operating GP or call a meeting of unitholders, must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the percentage sought to be reduced. Any amendment that would increase the percentage of units required to remove NEE Operating GP must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than 90% of outstanding units. Any amendment that would increase the percentage of units required to call a meeting of unitholders must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute at least a majority of the outstanding units.

Merger, Consolidation, Conversion, Sale or Other Disposition of Assets

A merger, consolidation or conversion of NEP OpCo requires the prior consent of NEE Operating GP. However, NEE Operating GP will have no duty or obligation to consent to any merger, consolidation or conversion and may decline to do so free of any duty or obligation whatsoever to NEP OpCo or the limited partners, including any duty to act in the best interest of NEP OpCo or the limited partners.

In addition, the partnership agreement generally prohibits NEE Operating GP without the prior approval of the holders of a unit majority, from causing NEP OpCo to, among other things, sell, exchange or otherwise dispose of all or substantially all of NEP OpCo’s assets in a single transaction or a series of related transactions. The general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of NEP OpCo’s assets without such approval. NEE Operating GP may also sell any or all of NEP OpCo’s assets under a foreclosure or other realization upon those encumbrances without that approval. Finally, NEE Operating GP may consummate any merger with another limited liability entity without the prior approval of NEP OpCo’s unitholders if NEP OpCo is the surviving entity in the transaction, the general partner has received an opinion of counsel regarding limited liability, the transaction would not result in an amendment to the partnership agreement requiring unitholder approval, each of NEP OpCo’s units will be an identical unit of the partnership following the transaction, and the partnership interests to be issued by NEP OpCo in such merger do not exceed 20% of NEP OpCo’s outstanding partnership interests immediately prior to the transaction.

If the conditions specified in the partnership agreement are satisfied, NEE Operating GP may convert NEP OpCo or any of its subsidiaries into a new limited liability entity or merge NEP OpCo or any of its subsidiaries into, or convey all of NEP OpCo’s assets to, a newly formed entity if the sole purpose of that conversion, merger or conveyance is to effect a mere change in NEP OpCo’s legal form into another limited liability entity, the general partner has received an opinion of counsel regarding limited liability and NEE Operating GP determines that the governing instruments of the new entity provide the limited partners and NEE Operating GP with the same rights and obligations as contained in the partnership agreement. The unitholders are not entitled to dissenters’ rights of appraisal under the partnership agreement or applicable Delaware law in the event of a conversion, merger or consolidation, a sale of substantially all of NEP OpCo’s assets or any other similar transaction or event.

Termination and Dissolution

NEP OpCo will continue as a limited partnership until dissolved and terminated under the partnership agreement. NEP OpCo will dissolve upon:

•	the election of NEE Operating GP to dissolve it, if approved by the holders of units representing a unit majority;

•	there being no limited partners, unless NEP OpCo is continued without dissolution in accordance with applicable Delaware law;

•	the entry of a decree of judicial dissolution of NEP OpCo’s partnership; or

•	the withdrawal or removal of NEE Operating GP or any other event that results in its ceasing to be NEE Operating GP, other than by reason of a transfer of its general partner interest in accordance with the partnership agreement or withdrawal or removal followed by approval and admission of a successor.

Upon a dissolution under the last clause above, the holders of a unit majority may also elect, within specific time limitations, to continue NEP OpCo’s business on the same terms and conditions described in NEP OpCo’s partnership agreement by appointing as a successor general partner an entity approved by the holders of units representing a unit majority, subject to NEP OpCo’s receipt of an opinion of counsel to the effect that the action would not result in the loss of limited liability of any limited partner.

Liquidation and Distribution of Proceeds

Upon NEP OpCo’s dissolution, unless it is continued as a new limited partnership, the liquidator authorized to wind up NEP OpCo’s affairs will, acting with all of the powers of NEE Operating GP that are necessary or appropriate to, liquidate NEP OpCo’s assets and apply the proceeds of the liquidation as described in “Provisions of the Partnership Agreements and Other Arrangements Relating to Cash Distributions—Provisions of Our Partnership Agreement Relating to Cash Distributions—Distributions of Cash Upon Liquidation” and “Issuance of Additional Partnership Interests—Class B Units.” The liquidator may defer liquidation or distribution of NEP OpCo’s assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to NEP OpCo’s partners.

Withdrawal or Removal of the General Partner

NEE Operating GP may voluntarily withdraw as general partner of NEP OpCo without first obtaining approval of any unitholder by giving 90 days’ written notice that such withdrawal will not violate the partnership agreement only if our general partner has withdrawn or been removed as our general partner. Upon voluntary withdrawal of NEE Operating GP by giving written notice to the other partners, the holders of a unit majority may select a successor. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability cannot be obtained, NEP OpCo will be dissolved, wound up and liquidated, unless, within a specified period after that withdrawal, the holders of a unit majority agree to continue NEP OpCo’s business by appointing a successor general partner. See “—Termination and Dissolution.”

NEE Operating GP may not be removed unless our general partner is removed as our general partner. If our general partner is removed as general partner by unitholders, NEE Operating GP will also be removed as general partner of NEP OpCo. Any removal of NEE Operating GP is also subject to the approval of a successor general partner by the vote of the holders of a unit majority. As of October 28, 2015, NEE Equity owns approximately 77.4% of the outstanding common units of NEP OpCo.

If NEE Operating GP is removed as NEP OpCo’s general partner under circumstances where cause does not exist and units held by NEE Operating GP and its affiliates are not voted in favor of that removal, the purchase price adjustment period will end in accordance with the Purchase Agreement. See “Provisions of the Partnership Agreements and Other Arrangements Relating to Cash Distributions—Provisions of the NEP OpCo Partnership Agreement Relating to Cash Distributions—Purchase Price Adjustment—Expiration Upon Removal of the General Partner of NEP.”

Transfer of General Partner Units

Prior to June 30, 2024, NEE Operating GP and its affiliates may not transfer general partner units unless a majority of unitholders approve the transfer or the transfer is of the entire general partner interest to an affiliate or in connection with a merger, consolidation or transfer of substantially all of NEP OpCo’s assets. After June 30, 2024, NEE Operating GP and its affiliates may at any time transfer units to one or more persons without unitholder approval.

Transfer of Ownership Interests in the General Partner

At any time, NextEra and its affiliates, including us, may sell or transfer all or part of their direct or indirect interest in NEE Operating GP without the approval of NEP OpCo’s unitholders.

Status as Limited Partner

By transfer of common units in accordance with the partnership agreement, each transferee of common units will be admitted as a limited partner with respect to the common units transferred when such transfer and admission is reflected in NEP OpCo’s register.

Indemnification

Under its partnership agreement, in most circumstances, NEP OpCo will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

•	NEE Operating GP;

•	any departing general partner;

•	any person who is or was an affiliate of a general partner or any departing general partner;

•	any person who is or was a director, officer, managing member, manager, general partner, fiduciary or trustee of NEP OpCo, any of NEP OpCo’s subsidiaries or any entity set forth in the preceding three bullet points;

•	any person who is or was serving as director, officer, managing member, manager, general partner, fiduciary or trustee of another person owing certain duties to NEP OpCo or any of its subsidiaries at the request of NEE Operating GP or any departing general partner or any of their affiliates; and

•	any person designated by NEE Operating GP.

Any indemnification under these provisions will only be out of NEP OpCo’s assets. Unless it otherwise agrees, NEE Operating GP will not be personally liable for NEP OpCo’s indemnification obligations, or have any obligation to contribute or lend funds or assets to NEP OpCo to enable it to effectuate indemnification.

Reimbursement of Expenses

NEP OpCo’s partnership agreement requires NEP OpCo to reimburse NEE Operating GP for all direct and indirect expenses it incurs or payments it makes on NEP OpCo’s behalf or otherwise incurred by NEE Operating GP in connection with operating NEP OpCo’s business.

Books and Reports

NEE Operating GP is required to keep appropriate books of NEP OpCo’s business at NEP OpCo’s principal offices. The books will be maintained for financial reporting purposes on an accrual basis. For tax and fiscal reporting purposes, NEP OpCo’s fiscal year is the calendar year.

LEGAL MATTERS

Morgan, Lewis & Bockius LLP, New York, New York will pass upon the validity of the securities offered by this prospectus supplement for NEP. Hunton & Williams LLP, New York, New York, will pass upon the legality of the securities offered by this prospectus supplement for any underwriters, dealers or agents.

EXPERTS

The consolidated financial statements of NextEra Energy Partners, LP incorporated in this prospectus by reference from NextEra Energy Partners, LP’s Current Report on Form 8-K dated September 21, 2015 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report (which report expresses an unqualified opinion on the consolidated financial statements and includes an explanatory paragraph referring to the basis of presentation of the consolidated financial statements prior to the initial public offering and the basis of presentation of the consolidated financial statements relating to the acquisitions made, which represented a transfer of assets between entities under common control), which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The combined financial statements of Assets Acquired by NextEra Energy Partners, LP incorporated in this prospectus by reference from NextEra Energy Partners, LP’s Current Report on Form 8-K/A dated July 2, 2015 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report expresses an unqualified opinion on the combined financial statements and includes an explanatory paragraph referring to the basis of presentation of the combined financial statements), which is incorporated herein by reference. Such combined financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The audited historical financial statements of NET Holdings Management, LLC included as Exhibit 99.1 of NextEra Energy Partners, LP’s Current Report on Form 8-K dated September 10, 2015 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

Set forth below are the expenses (other than underwriting and/or agents compensation) expected to be incurred in connection with the issuance and distribution of the securities registered hereby.

SEC registration fee	$15,105
FINRA filing fee	23,000
Accounting fees and expenses*	*
Fees and expenses of legal counsel*	*
Printing and engraving expenses*	*
Miscellaneous*	*

Total	$ *

*	Estimated expenses not presently determinable.

Item 15.	Indemnification of Directors and Officers.

NextEra Energy Partners, LP

Subject to any terms, conditions or restrictions set forth in the partnership agreement, Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever. As permitted by the Delaware Revised Uniform Limited Partnership Act and pursuant to our partnership agreement, we will generally indemnify our and our general partner’s officers, directors and affiliates to the fullest extent permitted by the law against all losses, claims, damages or similar events.

NextEra Energy Partners GP, Inc.

Section 102(b)(7) of the Delaware General Corporate Law (the “DGCL”) allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our general partner’s certificate of incorporation provides for this limitation of liability.

Section 145 of the DGCL, or Section 145, provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.

Our general partner’s bylaws provide that it must indemnify its directors and officers to the fullest extent permitted by the DGCL and must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified.

Our general partner has entered into indemnification agreements with its directors under which it has agreed to indemnify such persons against all expenses and liabilities incurred or paid by such person in connection with any proceeding arising from the fact that such person is or was a director of our general partner and to advance expenses as incurred by or on behalf of such person in connection therewith.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our partnership agreement, our general partner’s certificate of incorporation, our general partner’s bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

Our general partner expects to maintain standard policies of insurance that provide coverage to: (i) our general partner’s directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act; and (ii) us with respect to indemnification payments that we may make to such directors and officers.

Item 16.	Exhibits.

Number	Description

1.1**	Form of Underwriting Agreement.

1.2**	Form of Distribution Agreement.

3.1*	First Amended and Restated Agreement of Limited Partnership of NextEra Energy Partners, LP, dated as of July 1, 2014 (filed as Exhibit 3.1 to Form 8-K dated July 1, 2014, File No. 1-36518).

3.2*	Certificate of Limited Partnership of NextEra Energy Partners, LP (filed as Exhibit 3.3 to Form 10-K for the year ended December 31, 2014, File No. 1-36518).

3.3*	Certificate of Incorporation of NextEra Energy Partners GP, Inc. (filed as Exhibit 3.5 to Form 10-K for the year ended December 31, 2014, File No. 1-36518).

3.4*	Bylaws of NextEra Energy Partners GP, Inc. (filed as Exhibit 3.6 to Form 10-K for the year ended December 31, 2014, File No. 1-36518).

5	Opinion and Consent of Morgan, Lewis & Bockius LLP.

10.1*	First Amended and Restated Agreement of Limited Partnership of NextEra Energy Operating Partners, LP, dated as of July 1, 2014 (filed as Exhibit 3.2 to Form 8-K dated July 1, 2014, File No. 1-36518).

10.2*	Amendment No. 1 to First Amended and Restated Agreement of Limited Partnership of NextEra Energy Operating Partners, LP, dated as of May 14, 2015 (filed as Exhibit 10.1 to Form 10-Q for the quarter ended June 30, 2015, File No. 1-36518).

10.3*	Amended and Restated Class B, Series 1 Limited Partner Interests Amendment to First Amended and Restated Agreement of Limited Partnership of NextEra Energy Operating Partners, LP, a Delaware limited partnership, dated July 17, 2015 and effective April 29, 2015 (filed as Exhibit 10.2 to Form 10-Q for the quarter ended June 30, 2015, File No. 1-36518).

10.4*	Amended and Restated Class B, Series 2 Limited Partner Interests Amendment to First Amended and Restated Agreement of Limited Partnership of NextEra Energy Operating Partners, LP, a Delaware limited partnership, dated July 17, 2015 and effective April 29, 2015 (filed as Exhibit 10.3 to Form 10-Q for the quarter ended June 30, 2015, File No. 1-36518).

10.5*	Certificate of Limited Partnership of NextEra Energy Operating Partners, LP (filed as Exhibit 3.4 to Form 10-K for the year ended December 31, 2014, File No. 1-36518).

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Deloitte & Touche LLP.

23.3	Consent of PricewaterhouseCoopers LLP.

23.4	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5).

24	Powers of Attorney (included on signature page of this registration statement).

*	Incorporated herein by reference.
**	To be filed as an exhibit to a Current Report on Form 8-K and incorporated by reference or in an amendment to this registration statement.

Item 17.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(l)(i), (a)(l)(ii) and (a)(l)(iii) of this section do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A)	each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)	each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof, provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Juno Beach, State of Florida, on this 28th day of October, 2015.

NextEra Energy Partners, LP

By:	NextEra Energy Partners GP, Inc., its general partner

By:	/s/ James L. Robo
Name:	James L. Robo
Title:	Chairman of the Board and Chief Executive Officer

Each person whose signature appears below constitutes and appoints James L. Robo and Charles E. Sieving his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, severally, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any and all successor registration statements relating to the same offering as this Registration Statement, including any filings pursuant to Rule 462 under the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any of his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and the dates indicated.

Signature	Title	Date

/s/ James L. Robo James L. Robo	Chairman of the Board, Chief Executive Officer (Principal Executive Officer) and Director	October 28, 2015

/s/ Moray P. Dewhurst Moray P. Dewhurst	Chief Financial Officer (Principal Financial Officer) and Director	October 28, 2015

/s/ Chris N. Froggatt Chris N. Froggatt	Controller and Chief Accounting Officer (Principal Accounting Officer)	October 28, 2015

/s/ Armando Pimentel, Jr. Armando Pimentel, Jr.	Director	October 28, 2015

/s/ Charles E. Sieving Charles E. Sieving	Director	October 28, 2015

/s/ Susan Davenport Austin Susan Davenport Austin	Director	October 28, 2015

/s/ Robert Byrne Robert Byrne	Director	October 28, 2015

/s/ Mark E. Hickson Mark E. Hickson	Director	October 28, 2015

/s/ Peter H. Kind Peter H. Kind	Director	October 28, 2015

Exhibit Index

Number	Description

5	Opinion and Consent of Morgan, Lewis & Bockius LLP.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Deloitte & Touche LLP.

23.3	Consent of PricewaterhouseCoopers LLP.

23.4	Consent of Morgan, Lewis & Bockius LLP (included in opinion, attached hereto as Exhibit 5).

24	Powers of Attorney (included on signature page of this registration statement).